UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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D.R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Thursday, January 24, 2013

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2013 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2013 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 24, 2013, at 10:00 a.m., central time, for the following purposes:

•	To elect six directors;

•	To seek an advisory vote on the approval of executive compensation;

•	To approve the performance criteria under our 2000 Incentive Bonus Plan for Section 162(m) purposes;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Friday, November 30, 2012, are entitled to notice of and to vote at the 2013 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2013 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2013 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON

Chairman of the Board

Fort Worth, Texas

December 20, 2012

i

ii

D.R. Horton Tower

301 Commerce Street

Fort Worth, Texas 76102

www.drhorton.com

PROXY STATEMENT

for the

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 24, 2013

GENERAL

Time, Place and Purposes of Meeting

Our 2013 Annual Meeting of Stockholders will be held on Thursday, January 24, 2013, at 10:00 a.m., central time, at our corporate offices located at D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2013 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 20, 2012. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service. The Company has engaged Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $7,000 plus reasonable out-of-pocket expenses.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2013 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2013 Annual

Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 5), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 49), (iii) FOR approval of the performance criteria under our 2000 Incentive Bonus Plan for Section 162(m) purposes (see Proposal Three on page 50), (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see Proposal Four on page 56), and at the discretion of the proxy holders on all other matters properly brought before the 2013 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 30, 2012 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2013 Annual Meeting. There were 321,175,601 shares of D.R. Horton’s Common Stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2013 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2013 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE:    Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One, Proposal Two and Proposal Three are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One, Proposal Two or Proposal Three unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One, Proposal Two and Proposal Three at the 2013 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Four at the 2013 Annual Meeting without voting instructions from the beneficial owner because this proposal is routine.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions
(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on the approval of executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Approval of the performance criteria under our 2000 Incentive Bonus Plan for Section 162(m) purposes	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(3)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(4)	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	(4)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(4)

Routine:    Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Corporate Counsel, D.R Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

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stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and

•

stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet, at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD JANUARY 24, 2013

The Proxy Statement and Annual Report to Stockholders are available at

https://materials.proxyvote.com/23331A

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members who were elected at the 2012 Annual Meeting and will serve until the 2013 Annual Meeting and until their successors have been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our six current directors as director nominees, each of whom is listed below under the heading “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated the same six directors, as recommended by the Nominating and Governance Committee, for election as directors of D.R. Horton at the 2013 Annual Meeting.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. Nominees who are elected as directors will be elected for one-year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2013 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is comprised of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

DONALD R. HORTON, age 62, director since 1991.    Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications.    Mr. Horton’s 34 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former CEO and President of the Company and its predecessor companies. Mr. Horton is also the largest individual stockholder of the Company. As founder of the Company, Mr. Horton has a unique understanding of all phases of the homebuilding business. Mr. Horton’s leadership and strategic vision provides the Board and the Company with unique advantages in the homebuilding industry.

BRADLEY S. ANDERSON, age 51, director since 1998.    Mr. Anderson has been an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998 and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications.    Mr. Anderson’s extensive experience working with an international real estate brokerage company allows him to bring beneficial insight and perspective to the Board as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 65, director since 2003.    Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the board of directors, and member of the capital committee and the nominating and governance committee of Piedmont Office Realty Trust, Inc., a real estate investment trust publicly-traded on the NYSE. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications.    Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas allows him to provide the Board with both a broad-based and a granular perspective on the homebuilding industry. Mr. Buchanan also brings his experience of serving on the board of a real-estate investment trust, thereby providing the Board with additional perspective on the real-estate industry and serving on a board of directors.

MICHAEL W. HEWATT, age 63, director since 2005.    Mr. Hewatt is a certified public accountant performing auditing and tax services as a sole practitioner. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (currently PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants – Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Hewatt’s extensive experience working as a certified public accountant for a national and local firm enables him to provide to the Board valuable perspective on accounting, auditing and tax matters. The Board values Mr. Hewatt’s accounting experience and perspective as he provides insight in these areas to the Board and its Committees.

BOB G. SCOTT, age 74, director since 2007.    Mr. Scott has served as a director, secretary and treasurer of Liberty Bancshares, Inc., a privately-held bank in Fort Worth, Texas, since 2007. Mr. Scott is retired from his position as chief financial officer and chief operating officer of Summit Bancshares, Inc., a NASDAQ listed company. He was with Summit Bancshares from 1994 to 2006. Mr. Scott was an insurance consultant for Alexander & Alexander from 1992 to 1994. From 1972 to 1992, he was the controller and treasurer of Texas American Bancshares / Texas American Bank, an NYSE listed company. Mr. Scott was an auditor at Ernst & Ernst (currently Ernst & Young LLP) from 1969 to 1972. Mr. Scott previously was a Captain in the U.S. Air Force. Mr. Scott has been a director of D.R. Horton since 2007 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Scott has extensive experience working in leadership positions in the banking industry. He brings to the Board his perspective as a former chief financial officer and chief operating officer of a publicly-traded bank. Mr. Scott also has in-depth operational experience as a controller and treasurer of a NYSE traded bank, and he has also worked as an auditor for a public accounting firm. The Board also values Mr. Scott’s leadership abilities gained from serving as a director of a local bank and serving as an officer in the U.S. Air Force.

DONALD J. TOMNITZ, age 64, director since 1995.    Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President – Western Region of D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow company.

Key Director Qualifications.    Mr. Tomnitz’s 29 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Tomnitz has worked closely with Mr. Horton in the homebuilding industry since 1983. Mr. Tomnitz’s experience in key positions throughout the Company allows him to provide valuable perspective to the Board on the Company’s national, regional and local homebuilding operations. Mr. Tomnitz also brings to the Board his experience as a former banker, land developer and Captain in the U.S. Army. The Board believes the combination of these experiences provides valuable insight and perspective to the Board.

Other Executive Officers

BILL W. WHEAT, age 46, is an Executive Vice President and the Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was a Senior Vice President and Controller from 2000 until 2003. From 1998 until 2000, Mr. Wheat was an Accounting Manager with the Company. From 1991 to 1998, Mr. Wheat held financial and accounting positions with The Bombay Company. Prior to 1991, Mr. Wheat was an auditor with Price Waterhouse LLP (currently PricewaterhouseCoopers LLP). Mr. Wheat also served as a member of the Board of Directors of the Company from October 2003 to January 2011.

STACEY H. DWYER, age 46, is an Executive Vice President and Treasurer of D.R. Horton, positions she has held since 2000 and 2003, respectively. From 1991 to 2000, Ms. Dwyer was an Assistant Vice President and Assistant Secretary with the Company in progressing roles in accounting, treasury, mergers and acquisitions and investor relations. Prior to 1991, Ms. Dwyer was an auditor with Ernst & Young LLP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the final rules of the NYSE and SEC relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”), and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investors and Corporate Governance links on our website at www.drhorton.com.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications and characteristics to become a director in light of the current make-up of the Board of Directors. We do not have a formal or informal diversity policy regarding the selection or qualification of directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences.    As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall make up of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience.    We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry, or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of running a national homebuilding company.

Business, Management, Accounting and Finance Experience.    We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks in the Company’s key functional areas of homebuilding operations, financing and liquidity, financial reporting, internal control and regulatory compliance, and compensation.

Strategic Vision and Leadership.    We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 6.

Key Characteristics.    In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following minimum characteristics:

•	the highest personal and professional ethical standards, integrity and values;

•	a commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	be objective and inquisitive; and

•

be prepared to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that an arbitrary term limit on director service is appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for reelection after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Bob G. Scott, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The Company’s Bylaws provide that in an uncontested election of directors, a director nominee must receive a majority of the votes cast to be elected. Any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. Details regarding the majority vote standard and resignation policy are discussed under “Proposal One — Election of Directors” on page 5.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted upon at the 2013 Annual Meeting.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. Each notice must set forth the same information required by our Bylaws to submit a nomination. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is comprised of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investors and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

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A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

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A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director’s immediate family member is a current employee of such a firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on D.R. Horton’s audit within that time.

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A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

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A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

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If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott are (i) independent, for purposes of serving as independent members of the Board of Directors, the Compensation Committee and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt, Mr. Buchanan and Mr. Scott each have the Financial Expert Attributes described above.

Mr. Hewatt.    Mr. Hewatt acquired the Financial Expert Attributes primarily through his 41 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor and successor entities, as applicable. Mr. Hewatt’s experience as an auditor provided him active experience in designing and conducting audits and reviewing financial statements, which developed his understanding of generally accepted accounting principles and financial statements as well as his abilities to assess the application of such principles in accounting for estimates, accruals and reserves and to evaluate related internal control structures. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations. Mr. Hewatt has additional experience in providing management advisory, tax advisory and tax preparation services, which has provided him with a strong background in the Internal Revenue Code and in dealing with the Internal Revenue Service. Mr. Hewatt has prepared and issued audit and management advisory reports to the boards of directors of his clients, whereby he has gained an understanding of the functioning of boards of directors and related committees. Mr. Hewatt’s clients have included public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan.    Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

Mr. Scott.    Mr. Scott acquired the Financial Expert Attributes through his more than 33 years of experience in various roles such as a controller and/or chief financial officer of publicly-held companies. Mr. Scott also served on the audit staff of Ernst & Ernst (a predecessor to Ernst & Young LLP) from 1969 to 1972. Mr. Scott received his license as a Certified Public Accountant in 1970. Mr. Scott’s responsibilities provided him direct experience in preparing, analyzing, evaluating, planning, reviewing and finalizing financial statements and auditing such financial statements for publicly-traded companies. Mr. Scott, in his financial and accounting roles, directed financial systems, reporting, planning, financial controls, strategic planning and mergers and acquisitions and assisted with investor relations. Through Mr. Scott’s direct accounting experience, he developed knowledge and understanding of generally accepted accounting principles and financial statements and the ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Scott, through his accounting experience, has also had direct responsibility for designing and conducting testing procedures on financial statements for compliance with internal controls and procedures. Through Mr. Scott’s experience as a chief financial officer of a publicly-traded company, he gained an understanding of board and audit committee functions through his direct interaction with the board and audit committees.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that current directors and director nominees Mr. Horton and Mr. Tomnitz are not independent directors because they are executive officers and employees of the Company.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for CEO, CFO and Senior Financial Officers has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website at www.drhorton.com under the Investors and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively,

“Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairman of the Nominating and Governance Committee, presides at these executive sessions. During fiscal 2012, the non-management directors met three times in executive session, without members of management present.

Communications with the Board of Directors

Stockholders and other interested parties can communicate with any member of our Board of Directors by sending the communication to the Chairman of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as chairman of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Officer will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website at www.drhorton.com under the Investors and Corporate Governance links.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Mr. Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separated, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board and the Company in overseeing key risk and management issues facing the Board and the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

Our Nominating and Governance Committee, which is composed of four independent directors, oversees our corporate governance, and we have taken a number of measures that collectively provide for our effective corporate governance. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management and the Presiding Director chairs these meetings. Overall, the Board is composed of four independent directors and two management directors. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee, and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 16.

Board’s Role in Risk Oversight

Our Board and Board Committees have overall risk oversight responsibility of the Company but do not provide day to day risk management of the Company, which is the responsibility of our key officers and managers. Our Board and Board Committees provide overall risk oversight through quarterly Board and Committee meetings and discussions with key officers and managers of the Company. Key officers and managers also discuss their respective functional areas with the directors at the appropriate Board and Committee meetings during the year. As a result of the manner in which the Board and Committees oversee risk, the Board’s role in risk oversight does not have an effect on the Board’s leadership structure. Risk oversight is reviewed in the following risk areas of the Company:

Homebuilding Operations.    Our ability to build and sell homes that meet buyer demand is determined by our ability to control (option contracts), buy and develop (with respect to unfinished land and lots) land and lots in a cost effective manner. As a result, we use substantial financial resources, such as debt and cash, to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through our centralized process, which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval requires approval by corporate legal and accounting and approval by our Chairman, CEO or executive officers. Our chief financial officer and chief legal officer report to the Board regarding our centralized process of approving and funding land and lot acquisitions. We believe this centralized process manages the risk related to our land and lot acquisitions.

Financing and Liquidity.    Our financing and liquidity position may be subject to fluctuations due to changes in the homebuilding industry and fluctuations in home sales demand. To oversee financing and liquidity risk, our Board regularly reviews our financing and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations and other financing and operating expenses. At each quarterly meeting, management reviews with the directors the financial and liquidity position of the Company. In this regard, short and long-term financing and liquidity is reviewed to monitor our liquidity needs. To further manage risk in this area, each year, the Board approves a limit on the amount of debt and equity that may be repurchased. Any debt issuance or debt or equity repurchase above the approved limit must be separately approved by the Board. We believe these procedures provide risk oversight of financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.    The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit to review the internal audit of the Company’s operating divisions and other key control areas performed during the quarter. Each year, the Audit Committee reviews and approves internal audit’s internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding and financial services operations and other key control areas. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee has guest speakers present to them on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. In this regard, the Audit Committee is able to oversee regulatory risk compliance in these areas by discussing with the Company its processes related to the steps it will take to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight.    The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We have reviewed the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance and to incent performance and to mitigate inappropriate risk-taking:

Base Salary:	We set fixed base salaries in an amount that we believe are commensurate with level of experience, responsibility and tenure of the executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to certain of our executives we provide annual incentive bonus opportunities based on various performance goals. Recent performance goals were based on pre-tax income, cash flow, and selling, general and administrative expense. Final payout on these annual awards is subject to the discretion of the Compensation Committee. The discretion can be used to reduce payouts when the Committee believes levels achieved result in an inappropriately high level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through the approval process with respect to the final payout of these awards, the quarterly review of our financial statements by our management and independent auditor, and through our internal control over financial reporting.

Long-Term Bonus Plan:	With respect to our Chairman and CEO, we use a combination of performance equity in the form of performance units and restricted stock units to incentivize performance on key operational and financial goals important to the Company and its stockholders over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over several fiscal years (two or three) thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer period.

Stock Options:	We use stock options as a component of long-term compensation to incent performance that leads to an increase in the Company stock price over several years, and to serve as a retention tool. We believe time-based vesting on our stock options balances our performance equity awards by providing an incentive that continues in the event the performance goal on the performance equity is not achieved. Further we believe the incentive of increasing the stock price is aligned with our stockholders so that all holders benefit if the stock price increases. We mitigate risk related to the granting of stock options through our practice of not granting stock options in coordination with the release of material non-public information. Further we have several levels of review when stock options are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the stock options approved match the terms of the stock options issued.

Performance Goals:

The Compensation Committee has selected a variety of short and long-term operating and financial performance goals to incent performance and to drive increased Company operating and financial results on these goals. The performance goals relate to consolidated pre-tax income, return on investment, gross profit, selling, general and administrative expense and total shareholder return, which relate to the annual cash bonus and restricted stock unit bonus programs. The Company has established appropriate controls around the determination of the components that define these goals. These controls mitigate risk related to monitoring the actual performance of these goals.

Discretion and Claw-back:	We further mitigate compensation risk through the Compensation Committee’s sole discretion to reduce the final payout on a significant amount of the total compensation awarded. The Compensation Committee maintains sole discretion on the final payout determination on (i) the Annual Bonus Plan, and (ii) long-term performance bonus issued in the form of performance restricted stock units. The Committee does not have explicit discretion with respect to the annual salary, September 30, 2010 grant of performance restricted stock units and stock options because the salary is fixed and the latter two awards are treated as equity awards rather than as liability awards for accounting purposes.

Our Chief Executive Officer and Chief Financial Officer and other executive officers are subject to the claw-back provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act. Our executive officers receiving performance-based compensation are subject to claw-back provisions to comply with enacted federal legislation regarding claw-back provisions on performance-based executive compensation.

Hedging Company Securities:	Our directors and executive officers are prohibited from engaging in short sales of our securities or from engaging in transactions designed to hedge the value of our securities held by them. Our directors and executive officers do not pledge as collateral our securities held by them.

Board Meetings

During our fiscal year ended September 30, 2012 (“fiscal 2012”), our Board of Directors held seven meetings and acted once by written consent. Each director attended all of the Board meetings and all of the committee meetings on which he served during fiscal 2012. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2012 Annual Meeting was attended by each of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is posted on the Company’s website at www.drhorton.com, and can be found under the Investors and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2012 and currently, the Executive Committee was and is composed of Mr. Horton and Mr. Tomnitz.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Bradley S. Anderson, Michael W. Hewatt and Bob G. Scott, with Mr. Buchanan serving as Chairman. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2012, the Nominating and Governance Committee met three times and took no action by written consent, and each member attended, in person or by telephone conference, all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website at www.drhorton.com under the Investors and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

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identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and key management.

Compensation Committee

The members of the Compensation Committee are Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as Chairman. Each Compensation Committee member has been determined to be independent under the NYSE listing standards, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2012, the Compensation Committee met six times and took no action by written consent, and each member attended, in person or by telephone conference, all of the meetings.

The Compensation Committee Charter has been posted to the Company’s website at www.drhorton.com under the Investors and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee are Michael W. Hewatt, Bradley S. Anderson, Michael R. Buchanan, and Bob G. Scott, with Mr. Hewatt serving as Chairman. The Audit Committee met eight times during fiscal 2012 and took no action by written consent, and each member attended, in person or by telephone conference, all of the meetings.

As discussed under the heading “Corporate Governance Standards” on page 8 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, each of Messrs. Buchanan, Hewatt and Scott has been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website at www.drhorton.com under the Investors and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2012, and other matters are discussed in the Audit Committee Report set forth on page 55 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the “Director Compensation” table. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. We believe that we consistently pay annual non-management director compensation that is within the range of the total compensation paid to non-management directors of companies in our peer group based on data from Equilar and publicly filed proxy statements. Our peer group is set forth on page 24.

Fees Paid in Cash.    In fiscal 2012, each non-management director received $15,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $60,000 per year. In addition, each non-management director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee paid quarterly, and each non-management director who served as the Chairman of a committee of the Board of Directors received an annual fee of $2,500 per committee paid quarterly.

Stock Options.    When a new non-management director joins our Board, he or she traditionally has been awarded 10,000 stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of approval and grant. Traditionally, these stock options have vested over five years and have a ten-year term. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times which have ranged from one-year to five-year intervals. Non-management directors were not granted stock options in fiscal 2012.

Restricted Stock or Restricted Stock Units.    Beginning with the election of our non-management directors at the 2013 Annual Meeting, non-management directors will receive a stock retainer in the form of restricted stock or restricted stock units. Non-management directors will receive an award or awards that in the aggregate will be subject to not more than 10,000 shares of the Company’s common stock over a three-year period. The awards will be made at the meeting of the Board of Directors to be held the same day as the 2013 Annual Meeting.

Director Compensation for Fiscal Year 2012

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards	Option Awards(3)	All Other Compensation(4)	Total
Bradley S. Anderson	$77,500	—	—	—	$77,500
Michael R. Buchanan	$77,500	—	—	—	$77,500
Michael W. Hewatt	$77,500	—	—	$1,313	$78,813
Bob G. Scott	$75,000	—	—	—	$75,000

(1)	During fiscal 2012, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2012.

(3)	As of September 30, 2012, each non-management director held the following number of outstanding vested stock options and unvested stock options: Mr. Anderson – 27,000 and 18,000; Mr. Buchanan – 13,000 and 18,000; Mr. Hewatt – 31,000 and 18,000; and Mr. Scott – 25,000 and 20,000.

(4)	Amount is the participant’s portion of the group health plan premium paid by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of November 30, 2012 by (i) all D.R. Horton directors, (ii) all D.R. Horton executive officers, and (iii) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(2)
Donald R. Horton†	28,115,957	(3)	8.73%
Bradley S. Anderson	37,948		*
Michael R. Buchanan	13,000		*
Stacey H. Dwyer†	217,749		*
Michael W. Hewatt	31,000		*
Bob G. Scott	29,000		*
Donald J. Tomnitz†	1,184,097	(4)	*
Bill W. Wheat†	128,333		*
All directors and executive officers as a group (8 persons)	29,757,084		9.23%

*	Less than 1%.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on or within 60 days after November 30, 2012: Mr. Horton: 803,333, Mr. Anderson: 27,000, Mr. Buchanan: 13,000, Ms. Dwyer: 124,666, Mr. Hewatt: 31,000, Mr. Scott: 27,000, Mr. Tomnitz: 193,333 and Mr. Wheat: 104,666. These options represent an aggregate of 1,323,998 shares.

(2)	The percentages are calculated based on 321,175,601 issued and outstanding shares on November 30, 2012. For each person, separately, his or her percentage was calculated by including his or her options set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,323,998 options set forth in note (1) in both the numerator and denominator.

(3)	These shares do not include (i) 3,228,135 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, and 3,205,277 shares directly owned by Douglas Reagan Horton, an adult son of Mr. Horton, (ii) 1,179,795 shares held by the Donald Ryan Horton Trust, (iii) 1,179,795 shares held by the Douglas Reagan Horton Trust, (iv) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (v) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton. Donald R. Horton’s address is D.R. Horton, Inc., D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

(4)	These shares do not include 20,568 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

Certain Other Beneficial Owners

Based on filings under the Exchange Act, available as of November 30, 2012, the only other known beneficial owners of more than 5% of D.R. Horton Common Stock outstanding were the following:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(3)
BlackRock, Inc.(1)	18,627,818	5.80%
40 East 52nd Street
New York, New York 10022

FMR LLC(2)	43,502,478	13.54%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based solely upon information contained in the most recently filed Schedule 13G of BlackRock, Inc., filed with the SEC on February 9, 2012, reflecting beneficial ownership as of December 30, 2011. According to this Schedule 13G, BlackRock, Inc. had sole voting power for 18,627,818 of these shares, no shared voting power, sole dispositive power for 18,627,818 of these shares and no shared dispositive power.

(2)	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR LLC, filed with the SEC on February 14, 2012, reflecting beneficial ownership as of December 31, 2011. According to this Schedule 13G/A, FMR LLC had sole voting power for 502,066 of these shares, no shared voting power, sole dispositive power for 43,502,478 of these shares and no shared dispositive power.

(3)	These percentages are calculated based on 321,175,601 issued and outstanding shares on November 30, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has undertaken the design of a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company. Our executive compensation program consists of several components, including base salaries, cash bonuses, performance awards, equity awards, deferred compensation plans and retirement benefits. This compensation discussion and analysis provides information regarding our compensation objectives; the relationship between the components of our compensation program and our objectives; and factors considered by the Compensation Committee in establishing compensation levels for our named executive officers. Our named executive officers are:

•	Donald R. Horton, Chairman of the Board;

•	Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer;

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer; and

•	Stacey H. Dwyer, Executive Vice President and Treasurer.

Executive Summary — Fiscal 2012 Key Operating and Financial Results

We were able to improve key operating and financial results in our fiscal year ended September 30, 2012 (“fiscal 2012”) as the demand for new homes improved in most of our operating markets. For the 11th consecutive fiscal year, we closed more homes than any other homebuilder in the United States. More importantly, we significantly improved operating profitability in fiscal 2012 compared to the prior year. We believe our business is well positioned for the future because of our strong balance sheet and liquidity, our inventory position, our broad geographic operating base and our employees.

Key results in fiscal 2012, as compared to fiscal 2011, were as follows:

•	Our stock price increased approximately 128%, from $9.04 to $20.63 at fiscal year-ends;

•	Consolidated pre-tax income was $242.9 million compared to $12.1 million;

•	Net income was $956.3 million, compared to $71.8 million;

•	Homebuilding revenues increased 19% to $4.2 billion;

•	Homes closed increased 13% to 18,890 homes, and the average selling price of those homes increased 5% to $223,300;

•	Net sales orders increased 21% to 21,048 homes, and the value of those homes increased 29% to $4.8 billion;

•	Home sales gross margins increased 160 basis points to 17.7%; and

•	Homebuilding SG&A expenses as a percentage of homebuilding revenues decreased by 100 basis points to 12.5%.

These results reflect our ability to operate profitably and grow in the current housing environment through our strategy of investing capital to expand and improve the profitability of our operations, managing inventory levels efficiently and controlling construction, SG&A and interest expenses.

Fiscal 2012 — Outline of Executive Compensation Actions

For fiscal 2012, the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail under the referenced headings in this “Compensation Discussion and Analysis” section.

Base Salaries — the Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 24.

Annual Incentive Bonuses — the Compensation Committee set and paid annual incentive bonuses for Mr. Horton and Mr. Tomnitz based on semi-annual pre-tax income. See the headings “2012 Fiscal Year – Annual Incentive Bonus Opportunity” on page 25 and “2012 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 27.

2012 Performance Restricted Stock Units — in November 2012, Mr. Horton and Mr. Tomnitz were each awarded 162,500 shares of common stock based on the vesting of the 2012 Performance RSUs. The 2012 Performance RSUs were granted on September 30, 2010 at a target amount of 100,000 shares to each of Mr. Horton and Mr. Tomnitz. The performance period for the 2012 Performance RSUs was October 1, 2010 to September 30, 2012. For additional information on the vesting of the 2012 Performance RSUs see the heading “2012 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2012” on page 27.

2015 Performance Restricted Stock Units — in the first quarter of fiscal 2013, the Compensation Committee granted to Mr. Horton and Mr. Tomnitz performance restricted stock units that may vest based on performance on four goals over the performance period ending September 30, 2015. See the heading “2013 Fiscal Year – Award of 2015 Performance Restricted Stock Units – Potential Vesting at September 30, 2015” on page 33.

Discretionary Bonuses — the Board and Compensation Committee determined and paid discretionary bonuses to Mr. Wheat and Ms. Dwyer. See the heading “Other Named Executive Officers” on page 33.

Stock Options — stock options were not granted to our executive officers, officers or other employees in fiscal 2012.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	motivate and retain highly qualified and experienced executives;

•	award compensation that motivates and recognizes valuable, short and long-term individual and company performance;

•	provide a compensation program that retains our executive officers with our company; and

•	implement a compensation plan that aligns the executive’s interests with those of our stockholders.

As a leading national homebuilding company, we believe we employ key executives who have delivered strong results in a competitive and challenging homebuilding market. Our key executives and officers may encounter other professional opportunities due to the extensive national industry experience gained during their employment with us. As a result, we believe we must provide salaries and total compensation packages that retain our executives. We believe our stockholders’ interests are well-served when we can motivate and retain our key executives so they can use their national homebuilding expertise with us rather than with one of our competitors in the homebuilding or land development business.

Our key executives have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of experience to be very valuable due to the cyclical nature of the homebuilding industry. We believe that to maintain our position as a leader in the homebuilding industry the Company must provide executive compensation programs that continually motivate and are effective in retaining our executives.

We also believe it is important to have a significant portion of an executive’s overall compensation tied to his or her total value to the Company. When reviewing an executive’s value, we review factors such as the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of executive management and serve as a leader for our employees. We believe that by placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance. Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. We believe our cash and equity compensation program is effective in allowing us to motivate and retain our executives.

2012 Advisory Vote on Executive Compensation

At our last Annual Meeting of Stockholders held on January 26, 2012, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders. Of the votes represented at the meeting, approximately 99% were voted in favor of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2012 advisory vote and did not make any changes to our executive compensation program and policies as a result of the vote.

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance and approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs, which include awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance-based. Our equity and compensation plans are discussed under the heading “Incentive Bonus Plans – Approved by Stockholders” on page 34. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 17 and are more fully set forth in the Compensation Committee Charter, which is available on our website at www.drhorton.com under the Investors and Corporate Governance links.

Compensation Committee Risk Oversight

The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. The Compensation Committee’s risk oversight is discussed in more detail under the heading “Board’s Role in Risk Oversight – Compensation Risk Oversight” on page 15.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding these executive officers. The Compensation Committee considers these recommendations when making its recommendation to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our CEO, but not for himself.

Review of Compensation

We review the compensation of our executive officers on a regular basis. With respect to fiscal 2012 executive compensation, the Compensation Committee formally met in November 2011, January, April, August, November and December of 2012 to review and discuss compensation matters. In addition, the Compensation Committee Chairman and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management gather market information regarding executive compensation matters for the Committee’s review and consideration. In fiscal 2012, the Compensation Committee Chairman, on behalf of the Compensation Committee, engaged Equilar, a third-party provider of financial and executive compensation data for the purpose of securing access to its database of financial and executive compensation data on publicly-traded companies, including our peer group and other public companies within a range of our market capitalization. The scope of Equilar’s services was limited to providing access to its database and discussing database issues with their representatives. Equilar did not advise the Compensation Committee on its executive compensation programs or decisions. The Compensation Committee does not otherwise engage any other compensation consultant to advise it on executive compensation matters.

The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping us achieve our business plan in housing markets with fluctuating demand. Accordingly, we exercise judgment in determining the mix of compensation we believe to be in line with our business objectives and that we believe to be appropriate for the executive under review in view of his or her industry expertise and role at the Company.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to us. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2012, the peer group compensation data was compiled by the Compensation Committee Chairman and legal counsel using information from Equilar’s database and from the data in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include each peer group company and our company in the rankings and computations. The peer group could change from year to year at the discretion of the Compensation Committee considering factors such as market capitalization, competition in our markets, mergers, and consolidations. For fiscal 2012 our peer group consisted of the following publicly-traded homebuilding companies, which had market capitalizations ranging from approximately $378 million to $7.5 billion at December 17, 2012, which capitalizations vary due to daily stock price fluctuations. On that date, our market capitalization was approximately $6.3 billion.

Peer Group
Beazer Homes USA	Meritage Homes
Hovnanian Enterprises	NVR
KB Home	PulteGroup
Lennar	The Ryland Group
M.D.C. Holdings	Toll Brothers

Components of Compensation

Base Salaries — Named Executive Officers

Base salaries to our executive officers provide a fixed or base level of compensation. When setting base salaries for fiscal years 2011, 2012 and 2013, we considered the following factors:

•	level of experience, responsibility and tenure;

•	amount of assets and national scope of the Company’s operations;

•	ability to contribute to meeting operating objectives;

•	amount of fixed cash compensation to retain the executive’s services;

•	average and median base salaries of comparable top executives in our peer group; and

•	recommendations of our Chairman and our CEO, other than for themselves.

After taking into consideration the above factors, fiscal year base salaries for our named executive officers are set forth in the following table:

	Base Salary
Name	2011	2012	2013
Donald R. Horton	$1,000,000	$1,000,000	$1,000,000
Donald J. Tomnitz	$900,000	$900,000	$900,000
Bill W. Wheat	$250,000	$250,000	$500,000
Stacey H. Dwyer	$250,000	$250,000	$350,000

The base salaries for Mr. Horton and Mr. Tomnitz remained unchanged for fiscal 2011, fiscal 2012 and fiscal 2013 as set forth in the Base Salary table above. The base salary of the chief executive officer of each company in our peer group ranged from $800,000 to $1,300,000 with an average of $1,037,282 and a median of $1,000,000, based on data contained in the most recently filed proxy statements of our peer group. With respect to our Chairman and CEO, we believe their salaries are in line with our peer group base salaries of comparable officers and the base salaries of these executives reflect their significant experience in the real estate and homebuilding industry and their significant tenure with the Company.

The base salaries for Mr. Wheat and Ms. Dwyer were unchanged for fiscal 2011 and fiscal 2012 as set forth in the Base Salary table above. For fiscal 2013, the base salaries for Mr. Wheat and Ms. Dwyer were increased as set forth in the Base Salary table above. Prior to Mr. Wheat’s salary increase, the Compensation Committee considered that the base salaries of the chief financial officers of each company in our peer group, including our company, ranged from $250,000 to $700,000 with an average of $504,050 and a median of $500,000, based on data from Equilar and data contained in the most recently filed proxy statements of our peer group. Accordingly, based in part on the base salary factors discussed above and peer group salary rankings, Mr. Wheat’s base salary was increased for fiscal 2013. Mr. Wheat’s fiscal 2013 base salary rank is near the average and equal to the median of chief financial officer base salaries in our peer group based on recently filed proxy statements. With respect to Ms. Dwyer, the base salaries of only a limited number of directly comparable officers was set forth in publicly filed proxy statements; therefore, the Compensation Committee used its judgment when increasing her base salary for fiscal 2013.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed under the heading “Base Salaries – Named Executive Officers,” did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2012 Fiscal Year — Annual Incentive Bonus Opportunity

Chairman and Chief Executive Officer.    In furtherance of our compensation philosophy to award incentive bonuses based on performance, during fiscal 2012, Mr. Horton and Mr. Tomnitz each had the opportunity to earn an annual incentive bonus based on a pre-tax income performance goal under our Restated 2000 Incentive Plan, which is discussed in more detail under Proposal Three on page 50.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

We believe that Mr. Horton and Mr. Tomnitz should each be equally incentivized to generate positive pre-tax income, which is important to the Company and its stockholders. We believe the pre-tax income performance goal focuses our executives on improving important components of pre-tax income, namely, home closings revenue and controlling our costs or expenses such as cost of sales and selling, general and administrative (“SG&A”) expenses.

The maximum bonus that could be earned under the pre-tax income performance goal was as follows:

	Maximum Bonus Potential
Fiscal 2012 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Pre-Tax Income	2%	2%

The 1st Semi-Annual Period related to the six-months ended March 31, 2012 (first and second quarters of fiscal 2012) and the 2nd Semi-Annual Period related to the six-months ended September 30, 2012 (third and fourth quarters of fiscal 2012). The hurdle or threshold for achieving a pre-tax income bonus was the attainment of positive pre-tax income. If no positive pre-tax income was attained, then no bonus would be paid under the pre-tax income performance goal. Historically, we have used four fiscal quarterly periods as the performance periods on which to incent the generation of positive pre-tax income. In fiscal 2012 and fiscal 2013, we changed from four quarterly periods to two semi-annual periods on which to measure performance of pre-tax income. We believe that having two fiscal quarters in each semi-annual performance period allows the Compensation Committee to better anticipate pre-tax income prior to setting or paying any bonus under this performance goal.

At the beginning of fiscal 2012, the Compensation Committee made the subjective determination to select the 2% maximum on pre-tax income as the maximum bonus under this performance goal based on its determination that if the maximum were paid, the amount would be reasonable in relation to the goal achieved and reasonable in relation to the Company’s goal of containing overall SG&A expense.

The 2% maximum is not based on any formulaic methodology. When considering the reasonableness of compensation, we also consider the level of our current SG&A expense in relation to our SG&A expense in prior years and in relation to whether we believe SG&A expense will be competitive with our peer group. Controlling and containing cost of sales, SG&A expense and interest expense are actions that may lead to pre-tax income improvements provided that we maintain revenue levels and other significant components of pre-tax income. The Compensation Committee also considered that in recent years, the Company had used a 2% maximum which was within the range of percentage maximums historically used by our peer group companies who used a similar pre-tax income or earnings goal (percentages of our peers were approximately in the range of 1% to 3% in certain years). For fiscal 2012, we believed that by using a 2% maximum of pre-tax income, we would be able to incent our executives to achieve positive pre-tax income and maintain competitive levels of cost of sales, SG&A and interest expense, all of which we believe align our executives interests with those of our stockholders. Because the selection of 2% as the maximum percentage was a subjective determination, and not one based on any formulaic method or benchmark other than as described in this paragraph, the Compensation Committee maintained the right to use its discretion in adjusting downward the amount to be paid after the end of fiscal 2012. We also believe that by using pre-tax income as a performance goal within a fiscal year, we balance the total mix of short-term performance period compensation with long-term performance period compensation, with the latter awarded in the form of 2012 Performance RSUs which vested over a two-year performance period ending September 30, 2012.

We continue to believe achieving positive pre-tax income is an important goal of the Company. Due to the competitive and challenging housing market during the past several years, the Company did not achieve annual positive pre-tax income in fiscal years 2007, 2008 and 2009, but did achieve positive pre-tax income in fiscal years 2010, 2011 and 2012. At the beginning of fiscal 2012, we believed the housing market would continue to be challenging and competitive, thereby making it difficult to predict final pre-tax income for fiscal 2012. We also believed achieving positive pre-tax income and returning the Company to, and maintaining, profitability growth is an important factor in creating stockholder value, resulting in us continuing to focus our Chairman and CEO on this performance goal.

2012 Fiscal Year — Annual Incentive Bonus Results and Payout

Pre-Tax Income — Results.    The table below sets forth the pre-tax income and the maximum bonus earned and the final bonus paid for fiscal 2012:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	Amount of PTI	Potential Bonus	Final Bonus Paid
1st Semi-Annual Period ended March 31, 2012	2%	$71,523,925	$1,430,479	$1,430,479
2nd Semi-Annual Period ended September 30, 2012	2%	$171,466,775	$3,429,335	$999,428

Annual Amount	2%	$242,990,700	$4,859,814	$2,429,907	(1)

(1)	Represents 1% of consolidated pre-tax income for the fiscal year ended September 30, 2012.

Under the fiscal 2012 pre-tax income bonus award, based on the pre-tax income reported by the Company in its quarterly and annual reports, a maximum bonus of $4,859,814 was potentially earned by each of Mr. Horton and Mr. Tomnitz. However, prior to paying the final pre-tax income bonus after completion of the 2nd Semi-Annual Period, the Compensation Committee reviewed the amount of pre-tax income achieved and the resulting bonus that was potentially earned. The maximum bonus was $4,859,814 or 2% of pre-tax income as set forth in the table above. However, the Compensation Committee used its discretion and reduced the $4,859,814 to $2,429,907, or 1% of total annual pre-tax income for fiscal 2012 as set forth in the table above, and this amount was paid in cash to each of Mr. Horton and Mr. Tomnitz. The Compensation Committee took into consideration total short-term and long-term compensation earned and potentially paid for fiscal 2012 when determining to use its discretion to reduce the pre-tax income bonus as discussed herein.

2013 Fiscal Year — Annual Incentive Bonus Opportunity

The Compensation Committee has decided to implement the same short-term or annual incentive bonus opportunity based on pre-tax income for Mr. Horton and Mr. Tomnitz for fiscal 2013, provided that the 2% maximum in fiscal 2012 was reduced to a 1% maximum in fiscal 2013. The primary reason for changing the maximum from 2% to 1% was to continue to incent Mr. Horton and Mr. Tomnitz to achieve a level of pre-tax income that would result in a bonus payment commensurate with the achievement of greater pre-tax income while at the same time balancing the total short-term and long-term compensation earned and paid.

2012 Performance Restricted Stock Units — Ranking Results and Vesting at September 30, 2012

In November 2012, Mr. Horton and Mr. Tomnitz were each awarded 162,500 shares of common stock based on a 100,000 target number of performance restricted stock units (“2012 Performance RSUs”) granted on September 30, 2010 and potentially vesting on September 30, 2012. The performance period for the 2012 Performance RSUs was October 1, 2010 to September 30, 2012 (the “2012 Performance Period”) and the 2012 Performance RSUs vested based on the following four performance goals (“Performance Goals”):

Performance Goal	Performance Comparison	Weighting to Total Award
Relative TSR	S&P 500 Index TSR	25%
Relative ROI	Peer Group	25%
Relative SG&A	Peer Group	25%
Relative GP	Peer Group	25%

TSR:	means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2012 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is total annual pre-tax income or loss divided by average total assets, over the 2012 Performance Period and expressed as a percentage.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues, over the 2012 Performance Period.

GP:	means “gross profit” (defined as revenues minus cost of sales, including impairments and land option cost write-offs) divided by revenues, over the 2012 Performance Period and expressed as a percentage.

The following table sets forth the potential performance adjustments that may be made to the 2012 Performance RSUs based on the final performance rankings of the peer group and us.

2012 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	2,500
8 Percentage Points		5,000
7 Percentage Points		7,500
6 Percentage Points		10,000
5 Percentage Points		12,500
4 Percentage Points		15,000
3 Percentage Points		17,500
2 Percentage Points		20,000
1 Percentage Point		22,500
Equal to S&P 500 Index TSR	Target	25,000	(1)
Percentage Points Above Index:
1 Percentage Point		27,500
2 Percentage Points		30,000
3 Percentage Points		32,500
4 Percentage Points		35,000
5 Percentage Points		37,500
6 Percentage Points		40,000
7 Percentage Points		42,500
8 Percentage Points		45,000
9 Percentage Points		47,500
10 Percentage Points	Maximum	50,000

ROI and SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	12,500
9th Place		25,000
8th Place		37,500
7th Place		50,000
6th Place		62,500
5th Place	Target	75,000	(2)
4th Place		93,750
3rd Place		112,500
2nd Place		131,250
1st Place	Maximum	150,000

(1)	Target number listed is 25% of the total target number of 100,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 100,000 and other numbers are 75% of the other possible performance adjustments from the target.

The 2012 Performance RSUs provided that the 100,000 target number could be increased to a maximum of 200,000 upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the target and maximum, and the target and minimum will be ranked using linear interpolation as set forth in the tables. For the 2012 Performance RSUs, the Company’s peer group consisted of the ten publicly-traded homebuilding companies listed on page 24. Each 2012 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2012 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2012 Performance RSUs with respect to the TSR Performance Goal was determined after the 2012 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2012 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2012 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. If any portion of the 2012 Performance RSUs did not vest due to inadequate relative performance, that portion would have been forfeited.

The hurdle or threshold for earning or vesting in 2012 Performance RSUs with respect to the TSR goal was to perform no worse than ten percentage points below the S&P 500 Index because in that event no bonus on that goal would be earned. The hurdle or threshold for earning or vesting in the 2012 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned.

The following tables set forth the final peer group rankings based on TSR, ROI, SG&A and GP for the peer group and us with respect to the 2012 Performance RSUs:

2012 Performance RSUs

Final Peer Group Rankings

	Relative Total Shareholder Return
Company / Index Name	Base Period 9/30/2010	Year Ending 9/30/2012
D.R. Horton, Inc.	100	189.89
S&P 500 Index	100	131.69

*	Final performance goal ranking attained by the Company on the TSR performance goal was more than 10 points above the S&P 500 Index at September 30, 2012 as reflected in the table above.

	ROI, SG&A and GP Rankings
Performance Goal	11th Place	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
Relative ROI	-26.33%	-20.30%	-9.03%	-5.11%	-4.96%	-3.66%	-1.63%	0.26%	2.85%	4.34%*	22.57%
Relative SG&A	20.19%	19.23%	17.91%	17.37%	17.27%	17.24%	16.58%	15.15%	12.96%*	12.52%	9.80%
Relative GP	4.33%	8.59%	12.30%	13.18%	15.01%	15.26%	15.92%	16.31%*	17.02%	17.17%	20.66%

*	Final performance goal ranking attained by the Company: 2nd place on ROI, 3rd place on SG&A and 4th place on GP.

2012 Performance RSUs

Final Results – Earned and Paid

Target Number of RSUs Awarded	Final Company Performance Rankings		Number of RSUs Earned	Closing Stock Price at 9/30/2012	Value of RSUs Earned at 9/30/2012	Final Payout in Common Stock
25,000 Units	TSR:	10 Points Above	50,000 Units	$20.63	$1,031,500	50,000 Shares
25,000 Units	ROI:	2nd Place	43,750 Units	$20.63	$902,563	43,750 Shares
25,000 Units	SG&A:	3rd Place	37,500 Units	$20.63	$773,625	37,500 Shares
25,000 Units	GP:	4th Place	31,250 Units	$20.63	$644,688	31,250 Shares

100,000 Units			162,500 Units	$20.63	$3,352,376	162,500 Shares

After reviewing the above final performance goal rankings for the 2012 Performance RSUs, the Compensation Committee approved the issuance of 162,500 shares of common stock to each of Mr. Horton and Mr. Tomnitz.

The only normalization adjustment made to the final peer group rankings was to include the results of discontinued operations for two peer group members in calculating ROI so that all peer group members and the Company were treated consistently. This normalization adjustment did not change the Company’s final ranking on the ROI goal.

2012 Fiscal Year — Award of 2014 Performance Restricted Stock Units – Potential Vesting at September 30, 2014

Consistent with our compensation philosophy, we balance our annual or short-term incentive bonus program by providing a long-term incentive program. Under our long-term incentive program, our Chairman and our CEO have the opportunity to earn incentive awards based on performance over a period longer than one year. We believe that by awarding a portion of compensation that may be earned over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2012, the Compensation Committee awarded performance restricted stock units (the “2014 Performance RSUs”) to Mr. Horton and Mr. Tomnitz as follows:

Name	Target Number of 2014 Performance RSUs
Donald R. Horton	200,000
Donald J. Tomnitz	150,000

The 2014 Performance RSUs will vest, if at all, after the completion of the performance period, which is the three-year period of October 1, 2011 through September 30, 2014 (the “2014 Performance Period”), and based on final performance rankings. The four performance goals, weightings and performance goal definitions for the 2014 Performance RSUs are set forth on pages 27 and 28 and in the tables on pages 31 and 32 and the discussion that follows.

We chose the TSR performance goal because TSR takes into account positive and negative movements in our stock price plus dividends paid during the 2014 Performance Period. By comparing our TSR to the S&P 500 Index’s TSR, we have a goal that incents our executives to achieve a return to our stockholders that is better than a return achieved by a broad-based index of companies. We believe the three performance goals of ROI, SG&A and GP create important internal operating goals. ROI incents our executives to achieve operating homebuilding profitability relative to our total assets which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses. GP incents our executives to control sales incentives and costs of sales, which are composed of the costs of land, labor, materials and products used in building our homes.

In fiscal 2012, when determining the target number of 2014 Performance RSUs we reviewed the estimated grant date fair value of the target award and the related estimated annual compensation expense in relation to estimated annual revenue. The Compensation Committee chose to further incent these officers by potentially increasing the target up to the maximum, as set forth in the tables on pages 31 and 32, in the event that superior performance is achieved on the four Performance Goals. The Compensation Committee subjectively chose the maximum of two times target to further incent performance toward the top performance in the homebuilding industry. When the 2014 Performance RSUs were awarded, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark. The Compensation Committee also retained the discretion to reduce the 2014 Performance RSUs prior to paying any amount under this award.

The target number of the 2014 Performance RSUs may be increased or decreased based on relative performance over the three-year 2014 Performance Period as set forth in the following tables.

2014 Performance RSUs

Donald R. Horton

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	5,000
8 Percentage Points		10,000
7 Percentage Points		15,000
6 Percentage Points		20,000
5 Percentage Points		25,000
4 Percentage Points		30,000
3 Percentage Points		35,000
2 Percentage Points		40,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	Target	50,000	(1)
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

ROI and SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	25,000
9th Place		50,000
8th Place		75,000
7th Place		100,000
6th Place		125,000
5th Place	Target	150,000	(2)
4th Place		187,500
3rd Place		225,000
2nd Place		262,500
1st Place	Maximum	300,000

(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the target.

2014 Performance RSUs

Donald J. Tomnitz

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	3,750
8 Percentage Points		7,500
7 Percentage Points		11,250
6 Percentage Points		15,000
5 Percentage Points		18,750
4 Percentage Points		22,500
3 Percentage Points		26,250
2 Percentage Points		30,000
1 Percentage Point		33,750
Equal to S&P 500 Index TSR	Target	37,500	(1)
Percentage Points Above Index:
1 Percentage Point		41,250
2 Percentage Points		45,000
3 Percentage Points		48,750
4 Percentage Points		52,500
5 Percentage Points		56,250
6 Percentage Points		60,000
7 Percentage Points		63,750
8 Percentage Points		67,500
9 Percentage Points		71,250
10 Percentage Points	Maximum	75,000

ROI and SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	18,750
9th Place		37,500
8th Place		56,250
7th Place		75,000
6th Place		93,750
5th Place	Target	112,500	(2)
4th Place		140,625
3rd Place		168,750
2nd Place		196,875
1st Place	Maximum	225,000

(1)	Target number listed is 25% of the total target number of 150,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 150,000 and other numbers are 75% of the other possible performance adjustments from the target.

The target number of 2014 Performance RSUs may be increased to a maximum of 400,000 for Mr. Horton and 300,000 for Mr. Tomnitz upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton and Mr. Tomnitz upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the target and maximum, and the target and minimum will be ranked using linear interpolation as set forth in the tables. For the 2014 Performance RSUs, the Company’s peer group consists of the ten publicly-traded homebuilding companies listed on page 24. Each 2014 Performance RSU represents the contingent right to receive one share of common stock if vesting is satisfied although final payout may be in common stock, cash or a combination of both. The 2014 Performance RSUs have no rights to dividends or voting.

Vesting of the 2014 Performance RSUs with respect to the TSR Performance Goal will be determined after the 2014 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2014 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals will be determined after the 2014 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that do not vest due to inadequate relative performance will be forfeited.

The hurdle or threshold for earning 2014 Performance RSUs with respect to the TSR goal is to perform no worse than ten percentage points below the S&P 500 Index because in that event no bonus on that goal would be earned. The hurdle or threshold for earning 2014 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned. Additional information on the grant date fair value of the 2014 Performance RSUs is set forth in the “Summary Compensation Table” on page 38 and the “Grants of Plan-Based Awards” table on page 40.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of 2014 Performance RSUs based on consideration that if the target or maximum amount were paid, total compensation to our executive officers would remain within the range of estimated total compensation paid to similar executives in the Company’s peer group over the 2014 Performance Period and achieve the Company’s goal of maintaining reasonable compensation expense but we cannot guarantee this result as it involves future compensation practices of our peer group. We further believed in the importance of setting a maximum that is significantly higher than the target to incentivize superior relative performance to the top level on the four Performance Goals which we believed would lead to better competitive position and the creation of value for our stockholders.

2012 Fiscal Year — Stock Options

The Company did not award stock options to any executive officers, officers or employees during fiscal 2012. Historically, the Company has granted stock options every other year rather than every year, but it may grant stock options at different intervals in the future. The Company last granted stock options in September 2011.

2013 Fiscal Year – Award of 2015 Performance Restricted Stock Units — Potential Vesting at September 30, 2015

During the first quarter of fiscal 2013, the Compensation Committee approved and awarded the 2015 Performance Restricted Stock Units to Mr. Horton and Mr. Tomnitz as follows:

Name	Target Number of 2015 Performance Restricted Stock Units
Donald R. Horton	200,000
Donald J. Tomnitz	150,000

The 2015 Performance Restricted Stock Units will vest, if at all, after the completion of the three-year performance period, which is the period of October 1, 2012 through September 30, 2015 and based on final performance rankings that operate in a substantially similar manner to the 2014 Performance RSUs awarded in fiscal 2012, as discussed in the section “2012 Fiscal Year — Award of 2014 Performance Restricted Stock Units – Potential Vesting at September 30, 2014” on page 30.

2012 Fiscal Year — Annual Bonus Opportunity

Other Named Executive Officers.    For fiscal 2012, Mr. Wheat and Ms. Dwyer were each awarded a discretionary bonus of $450,000. Typically, the Board of Directors approves a discretionary bonus for Mr. Wheat and Ms. Dwyer at the end of a semi-annual or annual performance period. For fiscal 2012, two semi-annual performance periods were used. For the first semi-annual period ended March 31, 2012, each of Mr. Wheat and Ms. Dwyer received a $200,000 discretionary bonus and for the second semi-annual period ended September 30, 2012, they each received a $250,000 discretionary bonus. The total fiscal 2012 discretionary bonus of $450,000 for Mr. Wheat and Ms. Dwyer reflected a $100,000 increase from the bonuses they each received in fiscal 2011. The increase was discretionary but factors included performance by the Company in fiscal 2012 including higher pre-tax income in fiscal 2012 compared to fiscal 2011 and individual performance of each of Mr. Wheat and Ms. Dwyer in each one’s area of responsibility. The process of awarding discretionary bonuses to Mr. Wheat and Ms. Dwyer includes review and consideration by our CEO and our Chairman, who then makes a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. These discretionary bonuses were not based on specific quantitative formulas, percentages or numerical weightings, but rather were related to subjective evaluations of the Company’s level of profitability relative to the prior year, the individual job performance of each officer, and the level of retention risk related to the Company’s ability to continue to employ each officer.

When considering discretionary bonuses for Mr. Wheat and Ms. Dwyer, we considered each officer’s responsibilities within the Company. As Executive Vice Presidents, both Mr. Wheat and Ms. Dwyer work closely with our Chairman and CEO in setting operational strategies for our homebuilding and financial services operations, communicating and implementing such strategies across the Company, and analyzing and monitoring the Company’s performance. These operational strategies include our homebuilding and financial services business plans and incentive compensation, land and lot purchases, level of homes in inventory, expense levels, mortgage and title business approaches, capital structure and liquidity goals, among others. Mr. Wheat and Ms. Dwyer share responsibility for setting the Company’s communications strategies with financial market participants, providing executive management direction and oversight to the financial services operations and the Company’s finance, treasury, information technology and human resources corporate functions. Mr. Wheat and Ms. Dwyer both serve as directors on the boards of the Company’s mortgage and insurance subsidiaries.

Mr. Wheat has direct responsibility for the Company’s financial reporting process, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Mr. Wheat is also directly responsible for providing executive management oversight to the Company’s accounting, management reporting, internal audit and tax functions. Ms. Dwyer has direct responsibility for the Company’s investor relations process, including interactions with investors in the Company’s equity and debt securities and industry research analysts. Ms. Dwyer is also directly responsible for providing executive management oversight to the Company’s public communications, marketing and corporate purchasing functions.

The same compensation decision processes were utilized for both Mr. Wheat and Ms. Dwyer. The amount of discretionary bonus awarded to each of Mr. Wheat and Ms. Dwyer was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies.

Incentive Bonus Plans — Approved by Stockholders

We believe that performance-based bonuses should continue to represent a significant portion of the compensation of our Chairman and our CEO. We also believe we should seek to structure our performance-based awards in a manner to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual bonus performance plan, (ii) a long-term (more than one year) bonus performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have previously approved the following incentive plans:

•	D.R. Horton 2000 Incentive Bonus Plan — our primary short-term or annual bonus plan.

•	D.R. Horton 2006 Stock Incentive Plan — our primary short and long-term equity plan.

The amended and restated 2000 Incentive Bonus Plan, and the amended and restated 2006 Stock Incentive Plan were approved by our stockholders most recently on January 31, 2008 and January 20, 2011, respectively. The Compensation Committee will continue to evaluate what it believes is an effective use of these three plans.

2000 Incentive Bonus Plan.    The amended and restated 2000 Incentive Bonus Plan is the primary plan under which our Chairman and our CEO are awarded short-term or annual incentive cash bonuses. We generally intend for awards issued to covered employees under the 2000 Incentive Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserve the right to pay bonuses outside of this plan (see Proposal Three on page 50).

2006 Stock Incentive Plan.    We use our amended and restated 2006 Stock Incentive Plan to issue stock options and other equity based awards. We believe that stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant. Since 2000, the Compensation Committee has generally awarded stock options to its executive officers in twelve to thirty month intervals. Consistent with this practice, the executive officers were last granted stock options in September 2011 and were granted stock options prior to that in February 2009. The Compensation Committee will continue to evaluate when to make equity awards to its executives and other employees, which may be more frequent than in the past, based on the total mix of compensation for the executives and other factors. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of stock options previously granted to executive officers and other employees.

We do not have a program, plan or practice in place to time the grant of stock options or other equity awards in coordination with the release of material non-public information.

We will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock, restricted stock units, stock options and stock appreciation rights are among the types of equity awards to be considered in the future and may be awarded under our 2006 Stock Incentive Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options (including stock appreciation rights), the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	expense of issuing restricted stock versus that of issuing stock options;

•	objective achieved by issuing restricted stock versus that of issuing stock options; and

•	value to employee of receiving restricted stock versus stock options.

The Compensation Committee believes that restricted stock, restricted stock units and stock options should be available alternatives when considering equity awards. Restricted stock is believed to provide a strong retention incentive in an uncertain market, providing compensation in periods where there is volatility in the stock price, and resulting in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in our 2013 fiscal year, other than those discussed on page 33, but it will continue to evaluate making such equity awards during the current fiscal year.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid for any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the amended and restated 2000 Incentive Bonus Plan and the amended and restated 2006 Stock Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) to meet corporate objectives or to adapt to changing circumstances.

Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans, but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).    Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75%, on a pre-tax basis, of their earnings into the 401(k) plan. For 2012, the maximum that could be contributed was $17,000 ($22,500 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are listed in the “All Other Compensation” column in the “Summary Compensation Table” on page 38.

Deferred Compensation Plan.    The Company established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002 and amended and restated it on December 10, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, region presidents, division presidents and other selected employees, to accrue supplemental Company-funded benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor.

In fiscal 2012, in connection with our risk oversight related to the retention and compensation of our named executive officers, we determined that an appropriate compensation package should include a reasonable amount of fixed compensation, such as salary and retirement compensation. We believe that a fixed component of compensation mitigates inappropriate risk taking because the executive can count on a certain level of fixed compensation. In this regard, in fiscal 2012, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 38. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed peer group data compiled from Equilar related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables of each of the CEOs or principal executive officers in our peer group from their most recently filed proxy statements. The dollar amounts listed under this heading ranged from zero to approximately $1,442,518. For fiscal 2012, the amount for our Chairman was $107,859 and the amount for our CEO was $80,856. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to the amounts listed in the same column by our peer group and reasonable when considered in relation to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits, other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program continues to serve as a useful and reasonable fixed compensation component of our overall compensation package.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2012 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Bradley S. Anderson, Committee Chairman

Michael R. Buchanan

Michael W. Hewatt

Bob G. Scott

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chief Executive Officer, our Chief Financial Officer and our other named executive officers of D.R. Horton, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total
Donald R. Horton	2012	$1,000,000	—	$2,358,000	—	$2,429,907	$107,859	$109,702	$6,005,468
Chairman of the Board	2011	$1,000,000	—	$1,903,500	$1,194,000	$ 240,798	$ 85,764	$109,573	$4,533,635
	2010	$1,000,000	—	$1,153,000	—	$1,989,755	$ 61,718	$110,050	$4,314,523

Donald J. Tomnitz	2012	$ 900,000	—	$1,768,500	—	$2,429,907	$ 80,856	$100,444	$5,279,707
Vice Chairman, Chief Executive	2011	$ 900,000	—	$1,903,500	$ 796,000	$ 240,798	$ 63,414	$100,095	$4,003,807
Officer and President	2010	$ 900,000	—	$1,153,000	—	$1,989,755	$ 44,828	$100,050	$4,187,633

Bill W. Wheat	2012	$ 250,000	$450,000	—	—	—	$ 22,150	$ 35,444	$ 757,594
Executive Vice President and	2011	$ 250,000	$350,000	—	$ 477,600	—	$ 17,352	$ 35,095	$1,130,047
Chief Financial Officer	2010	$ 250,000	$400,000	—	—	—	$ 12,247	$ 34,375	$ 696,622

Stacey H. Dwyer	2012	$ 250,000	$450,000	—	—	—	$ 22,400	$ 32,500	$ 754,900
Executive Vice President and	2011	$ 250,000	$350,000	—	$ 477,600	—	$ 17,564	$ 32,350	$1,127,514
Treasurer	2010	$ 250,000	$400,000	—	—	—	$ 12,413	$ 32,350	$ 694,763

(1)	The dollar amount listed represents a discretionary cash bonus paid to the named executive officer. More information on fiscal 2012 discretionary bonuses is set forth under the caption “Other Named Executive Officers” beginning on page 33.

(2)	For fiscal 2012, the dollar amount represents the grant date fair value of 2014 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. For fiscal 2012, if the maximum number of 2014 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would have been $4,716,000 for Mr. Horton and $3,537,000 for Mr. Tomnitz. Additional information on the performance restricted stock units and the grant date fair value is set forth in footnote 2 to the “Grants of Plan-Based Awards” table on page 40.

For fiscal 2011, the dollar amount represents the grant date fair value of 2013 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. For fiscal 2011, if the maximum number of 2013 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would have been $3,807,000 for each of Mr. Horton and Mr. Tomnitz.

For fiscal 2010, the dollar amount represents the grant date fair value of 2012 Performance RSUs determined in accordance with accounting guidance for share-based payments multiplied by the target number of performance RSUs. For fiscal 2010, if the maximum number of 2012 Performance RSUs that could be earned were used rather than the target number, the total grant date fair value of the award would have been $2,306,000 for each of Mr. Horton and Mr. Tomnitz.

(3)	No stock options were granted in fiscal 2012 or fiscal 2010. For fiscal 2011, the dollar amount represents the grant date fair value of the number of stock options granted in the fiscal year. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2012. The Company recognizes expenses for these awards for financial reporting purposes over the vesting periods for these awards in accordance with accounting guidance for share-based payments.

(4)

For fiscal 2012, Mr. Horton and Mr. Tomnitz were each paid $2,429,907 based on the consolidated pre-tax income of the Company for fiscal 2012. Additional information on the fiscal 2012 pre-tax income bonus is discussed under the heading “2012 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 27. For fiscal 2011, Mr. Horton and

Mr. Tomnitz were each paid $240,798 based on consolidated pre-tax income of the Company for fiscal 2011. For fiscal 2010, Mr. Horton and Mr. Tomnitz were each paid $1,989,755 based on consolidated pre-tax income of the Company for fiscal 2010.

(5)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 36.

(6)	For fiscal 2012, the amounts under “All Other Compensation” include the following components:

(a)	Credits made by the Company of $100,000, $90,000, $25,000, and $25,000 to the respective accounts of Mr. Horton, Mr. Tomnitz, Mr. Wheat, and Ms. Dwyer under the SERP 2 plan.

(b)	Matching contributions of $7,500 to the respective accounts of Mr. Horton, Mr. Tomnitz, Mr. Wheat, and Ms. Dwyer under the D.R. Horton 401(k) plan.

(c)	The participant’s portion of group health plan premiums of $2,202 paid by the Company for the benefit of Mr. Horton, and $2,944 paid by the Company for the benefit of each of Mr. Tomnitz and Mr. Wheat.

Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Donald R. Horton	11/9/2011	$1	$2,429,907	$4,859,814	—	—	—	—	—	—
	11/9/2011	—	—	—	30,000	200,000	400,000	—	—	$2,358,000
Donald J. Tomnitz	11/9/2011	$1	$2,429,907	$4,859,814	—	—	—	—	—	—
	11/9/2011	—	—	—	22,500	150,000	300,000	—	—	$1,768,500

(1)	Represents performance bonus awards made under our annual incentive bonus plan to provide each executive with the potential to earn a bonus based on achieving positive consolidated pre-tax income during fiscal 2012. The Compensation Committee exercised negative discretion and reduced the final bonus from $4,859,814 to $2,429,907 for each of Mr. Horton and Mr. Tomnitz. Additional information related to the pre-tax income bonus award is discussed under the heading “2012 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 27.

(2)	Mr. Horton and Mr. Tomnitz were awarded 200,000 and 150,000 target 2014 Performance RSUs, respectively. The threshold, target and maximum amounts reflect the number of 2014 Performance RSUs each executive could earn based on the level of performance attained for the three-year performance period and based on relative performance on four performance goals ranked against our peer group and the S&P 500 index.

The grant date fair value of the 2014 Performance RSUs was $11.79 per unit and was determined in accordance with accounting guidance for share-based payments. These 2014 Performance RSUs are discussed under the heading “2012 Fiscal Year – Award of 2014 Performance Restricted Stock Units – Potential Vesting at September 30, 2014” on page 30 and the related grant date fair value of $2,358,000 for Mr. Horton and $1,768,500 for Mr. Tomnitz is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 38.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2012.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald R. Horton(1)	9/2/2011	100,000	200,000	$9.97	9/2/2021	—		—
	2/9/2009	180,000	120,000	$9.03	2/9/2019	—		—
	2/11/2008	240,000	60,000	$14.50	2/11/2018	—		—
	5/2/2006	150,000	—	$29.44	5/2/2016	—		—
	4/29/2004	133,333	—	$21.60	4/29/2014	—		—
	11/9/2011	—	—	—	—	200,000	(3)	$4,126,000	(4)
	11/19/2010	—	—	—	—	150,000	(5)	$3,094,500	(6)

Donald J. Tomnitz(1)	9/2/2011	—	133,333	$9.97	9/2/2021	—		—
	2/9/2009	—	80,000	$9.03	2/9/2019	—		—
	2/11/2008	—	40,000	$14.50	2/11/2018	—		—
	5/2/2006	100,000	—	$29.44	5/2/2016	—		—
	4/29/2004	93,333	—	$21.60	4/29/2014	—		—
	11/9/2011	—	—	—	—	150,000	(3)	$3,094,500	(4)
	11/19/2010	—	—	—	—	150,000	(5)	$3,094,500	(6)

Bill W. Wheat(2)	9/2/2011	24,000	96,000	$9.97	9/2/2021	—		—
	2/9/2009	6,000	84,000	$9.03	2/9/2019	—		—
	2/11/2008	8,000	72,000	$14.50	2/11/2018	—		—
	5/2/2006	24,000	16,000	$29.44	5/2/2016	—		—
	4/29/2004	42,666	10,667	$21.60	4/29/2014	—		—

Stacey H. Dwyer(2)	9/2/2011	24,000	96,000	$9.97	9/2/2021	—		—
	2/9/2009	10,000	84,000	$9.03	2/9/2019	—		—
	2/11/2008	24,000	72,000	$14.50	2/11/2018	—		—
	5/2/2006	24,000	16,000	$29.44	5/2/2016	—		—
	4/29/2004	42,666	10,667	$21.60	4/29/2014	—		—

(1)	All stock option awards granted to Mr. Horton and Mr. Tomnitz prior to September 2011 vest in five equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date. The stock options granted in September 2011 vest in three equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(2)	All stock option awards granted to Mr. Wheat and Ms. Dwyer prior to September 2011 vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. The stock options granted in fiscal 2011 vest in five equal annual installments beginning on the first anniversary date. All stock options have a ten-year term.

(3)	Represents the target number of 2014 Performance RSUs awarded. The maximum number of 2014 Performance RSUs that may be paid is 400,000 for Mr. Horton and 300,000 for Mr. Tomnitz upon maximum achievement of the performance goals. These 2014 Performance RSUs are described under “2012 Fiscal Year – Award of 2014 Performance Restricted Stock Units – Potential Vesting at September 30, 2014” on page 30.

(4)	The value of the 2014 Performance RSUs is based on the closing price of our common stock on September 30, 2012 of $20.63. For Mr. Horton, the maximum market value of these 2014 Performance

RSUs, based on the stock price at September 30, 2012, is $8,252,000 if maximum performance is achieved. For Mr. Tomnitz, the maximum market value of these 2014 Performance RSUs, based on the stock price at September 30, 2012, is $6,189,000 if maximum performance is achieved. These 2014 Performance RSUs are described under “2012 Fiscal Year – Award of 2014 Performance Restricted Stock Units—Potential Vesting at September 30, 2014” on page 30.

(5)	Represents the target number of 2013 Performance RSUs awarded. The maximum number of 2013 Performance RSUs that may be paid is 300,000 upon maximum achievement of the performance goals.

(6)	The value of the 2013 Performance RSUs is based on the closing price of our common stock on September 30, 2012 of $20.63. The maximum market value of these 2013 Performance RSUs, based on the stock price at September 30, 2012, is $6,189,000 if maximum performance is achieved.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Donald R. Horton	200,000	$1,249,391	162,500	$3,352,375
Donald J. Tomnitz	486,667	$3,993,122	162,500	$3,352,375
Bill W. Wheat	150,000	$ 686,205	—	—
Stacey H. Dwyer	130,000	$ 626,541	—	—

(1)	Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares acquired at the time of exercise.

(2)	Amounts represent the final number of 2012 Performance RSUs vested on September 30, 2012. The 2012 Performance RSUs were granted on September 30, 2010.

(3)	Amounts represent the number of 2012 Performance RSUs vested multiplied by the closing stock price on September 30, 2012 of $20.63 per share.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.    The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment or director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits employer allocations to participants’ accounts. Messrs. Horton’s and Tomnitz’s participation in SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. A participant’s SERP 2 benefit will be paid or commence to be paid upon a change in control (as defined in the SERP 2). Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Amounts deferred under the SERP 2 are payable within 60 days following the termination of employment of the participant, the death or disability of the participant or a change in control of the company (the definition of change in control is described in “Potential Payments Upon Termination or Change in Control” on page 44). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during our fiscal 2012 and outstanding balances as of September 30, 2012 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year End
Name	Deferred Cash Compensation(1)	SERP	Deferred Cash Compensation	SERP(2)	Deferred Cash Compensation(3)	SERP(4)	Deferred Cash Compensation(5)	SERP	Deferred Cash Compensation(6)	SERP(7)
Donald R. Horton	—	—	—	$100,000	$574,547	$162,719	—	—	$7,232,488	$1,830,140
Donald J. Tomnitz	—	—	—	$90,000	$ 83	$121,981	—	—	$ 828,905	$1,386,993
Bill W. Wheat	—	—	—	$25,000	—	$ 33,416	—	—	—	$380,303
Stacey H. Dwyer	$23,125	—	—	$25,000	$ 1,653	$ 33,794	$41,139	—	$ 278,742	$384,321

(1)	Represents the amount of fiscal 2012 compensation deferred, at the executive’s discretion, under our Deferred Compensation Plan.

(2)	Represents the amount of unfunded, unsecured liabilities created by the Company on behalf of each participant with respect to fiscal 2012 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38.

(3)	Represents the net amount of earnings on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. We do not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections for his or her deferral amount and on the market performance of these funds. The amount listed for each participant is not included in the “Summary Compensation Table” on page 38 because such amount was not preferential or above-market for each participant.

(4)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrator, typically 10% per annum. Those portions of earnings that are considered above-market are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 38. The above-market portion of earnings for each of the above individuals is: Mr. Horton: $107,859; Mr. Tomnitz: $80,856; Mr. Wheat: $22,150; and Ms. Dwyer: $22,400 and these amounts are included within the amounts in this column.

(5)	Represents a required distribution resulting from an election made in a prior year.

(6)	These balances have been included in the Summary Compensation Tables in prior year proxy statements in the year earned. The information in this note is provided to clarify that these balances of deferred compensation represent previously reported compensation rather than additional currently earned compensation.

(7)	Includes amounts of unfunded, unsecured liabilities created by the Company on behalf of each participant with respect to the current and prior fiscal years under the SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) files a report with the SEC on Schedule 13D or Schedule 14D-1 disclosing its acquisition of beneficial ownership of at least 20% of our then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); and

(iv) We file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur in the future pursuant to any then-existing contract or transaction.

Generally, a “change in control” shall not be deemed to occur solely because we or any of our affiliates or any of our benefit plans becomes obligated to file a report with the SEC disclosing our acquisition of 20% of our own then outstanding voting securities. For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our amended and restated 2000 Incentive Bonus Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Specifically, under the 2000 Incentive Bonus Plan, a “change in control” includes a change in the composition of the Board at any time such that a majority of the Board of Directors have been members of the Board for less than twenty-four months without the approval of at least a majority (but no less than three) of the directors still in office who were also directors at the beginning of the period. Additionally, under the 2000 Incentive Bonus Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan and the 1991 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan and 1991 Stock Incentive Plan plans provide for accelerated vesting of all outstanding unvested options granted under the plans in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made or commence. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made or commence on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table — Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment.

The amounts in the table assume a termination date of September 30, 2012, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $20.63 on September 30, 2012. Because none of our named executive officers in office on September 30, 2012 would have been at the normal retirement age (65 years old) on such date under any of our applicable plans, we did not include amounts payable upon retirement. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 43.

The table reflects compensation to be paid based on the listed events if such events occurred on September 30, 2012.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(5)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)
Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	2,429,907	—	2,429,907	—	2,429,907	2,429,907
	2012 Restricted Stock Units(2)	3,352,376	—	3,352,376	—	3,352,376	3,352,376
	2013 Restricted Stock Units(3)	2,063,000	—	2,063,000	—	2,063,000	2,063,000
	2014 Restricted Stock Units(4)	—	—	—	—	1,375,340	1,375,340
	Stock Options	—	—	—	—	3,891,800	3,891,800
	Payments of SERP 2 Contributions	1,830,140	—	1,830,140	—	1,830,140	1,830,140

	Total	9,675,423	—	9,675,423	—	14,942,563	14,942,563

Donald J. Tomnitz	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	2,429,907	—	2,429,907	—	2,429,907	2,429,907
	2012 Restricted Stock Units(2)	3,352,376	—	3,352,376	—	3,352,376	3,352,376
	2013 Restricted Stock Units(3)	2,063,000	—	2,063,000	—	2,063,000	2,063,000
	2014 Restricted Stock Units(4)	—	—	—	—	1,031,500	1,031,500
	Stock Options	—	—	—	—	2,594,530	2,594,530
	Payments of SERP 2 Contributions	1,386,993	—	1,386,993	—	1,386,993	1,386,993

	Total	9,232,276	—	9,232,276	—	12,858,306	12,858,306

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Stock Options	—	—	—	—	2,439,120	2,439,120
	Payments of SERP 2 Contributions	380,303	—	380,303	—	380,303	380,303

	Total	380,303	—	380,303	—	2,819,423	2,819,423

Stacey H. Dwyer	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Stock Options	—	—	—	—	2,439,120	2,439,120
	Payments of SERP 2 Contributions	384,321	—	384,321	—	384,321	384,321

	Total	384,321	—	384,321	—	2,823,441	2,823,441

(1)	Under the fiscal 2012 incentive pre-tax income bonus award, Mr. Horton and Mr. Tomnitz would have been entitled to receive the pre-tax income bonus earned during fiscal 2012 in the event of termination of employment or change in control occurring on September 30, 2012. For fiscal 2012, $2,429,907 was earned. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2012, the $2,429,907 bonus was paid, so this amount does not carry forward after September 30, 2012. The annual bonuses are discussed in more detail under the heading “2012 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 27.

(2)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were each awarded a target number of 100,000 2012 Performance RSUs for the performance period of October 1, 2010 through September 30, 2012. If any of the listed events had occurred at September 30, 2012, each of Mr. Horton and Mr. Tomnitz would have been entitled to the payout on the 2012 Performance RSUs in the amounts listed in the table. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2012, the 2012 Performance RSUs were paid in common stock as a result of the performance achieved so this amount does not carry forward after September 30, 2012. The 2012 award is discussed in more detail under the headings “2012 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2012” on page 27.

(3)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were each awarded a target number of 150,000 2013 Performance RSUs for the performance period of October 1, 2010 through September 30, 2013. Under the terms of the 2013 Performance RSUs pro-rata vesting may occur in the event of voluntary termination or without cause termination after completion of the performance period, provided 13 months have passed from the award date. With respect to death or disability, after completion of the performance period, pro-rata vesting occurs based on time passed since the award date. The value of the award takes into account our stock price of $20.63, the closing stock price at September 30, 2012. Upon a change in control, the Committee may accelerate vesting of part or all of the 2013 Performance RSUs. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if a change in control had occurred on September 30, 2012.

(4)	Under the 2006 Stock Incentive Plan, Mr. Horton and Mr. Tomnitz were each awarded a target number of 200,000 and 150,000 2014 Performance RSUs, respectively, for the performance period of October 1, 2011 through September 30, 2014. Under the terms of the 2014 Performance RSUs pro-rata vesting may occur in certain circumstances after 13 months have passed from the award date. At our fiscal year end of September 30, 2012, 13 months had not passed so no pro-rata vesting could occur with respect to these 2014 Performance RSUs regarding termination of employment in voluntary, involuntary (with or without cause), and normal retirement circumstances so no value is listed for those situations. With respect to death or disability, after completion of the performance period, the 2014 Performance RSUs vest pro-rata based on time passed and are valued at $20.63, the closing price of our stock price on September 30, 2012. Upon a change in control, the Committee may accelerate vesting of part or all of the 2014 Performance RSUs. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if a change in control had occurred on September 30, 2012. The 2014 Performance RSUs are discussed in more detail under the heading “2012 Fiscal Year – Award of 2014 Performance Restricted Stock Units – Potential Vesting at September 30, 2014” on page 30.

(5)	Because none of our named executive officers would have been the normal retirement age (65 years old) under any of our applicable plans on September 30, 2012, we do not include any amounts under the “Normal Retirement” column.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written Corporate Code of Business Conduct and Ethics. It requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflicts of interest, provided there may be certain related-party transactions that may be ratified or approved. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

To avoid conflicts of interest, or improper related-party transactions, each director or executive officer must disclose to the Company’s Chief Legal Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer and Corporate Compliance Officer then review the situation or transaction, and if necessary, report the situation or transaction to the chairman of the Audit Committee. If it is determined that ratification or approval is necessary, the Audit Committee would be required to ratify or approve the relationship or transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year ended September 30, 2012, D.R. Horton’s Compensation Committee was composed of Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as its Chairman. None of the members of the Compensation Committee has served D.R. Horton in any capacity other than as a member of the board or a member of a committee thereof.

PROPOSAL TWO

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

Our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions.

At our last Annual Meeting of Stockholders held on January 26, 2012, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders. Of the votes represented at the meeting, approximately 99% were voted in favor of the advisory vote on executive compensation. In addition, at the same 2012 Annual Meeting of Stockholders, our stockholders voted in favor of a non-binding resolution to vote on our executive compensation every year rather than every two-years or three-years.

We encourage you to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 38 through 47, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate mix of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of stockholders.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Approval of the Advisory Resolution on Executive Compensation.

PROPOSAL THREE

APPROVAL OF THE PERFORMANCE CRITERIA UNDER OUR

2000 INCENTIVE BONUS PLAN

D.R. Horton’s stockholders approved the D.R. Horton, Inc. Amended and Restated 2000 Incentive Bonus Plan (“2000 Plan”) at the Company’s Annual Meeting of Stockholders on January 31, 2008. On December 12, 2012, our Compensation Committee approved certain changes to the 2000 Plan (the “Restated 2000 Incentive Plan”). The only changes made to the 2000 Plan are reflected in the Restated 2000 Incentive Plan and are underlined in the Restated 2000 Incentive Plan, which is attached to this Proxy Statement as Appendix A.

The Company is hereby submitting the material terms of the performance criteria or performance goals under our Restated 2000 Incentive Plan to our stockholders for approval to satisfy the requirements under Section 162(m) of the Internal Revenue Code (“Code”). We are not asking stockholders to approve any amendment or restatement to the Restated 2000 Incentive Plan.

The Restated 2000 Incentive Plan provides the Company with an incentive bonus plan that allows it to remain competitive in attracting and retaining highly skilled executive talent, and continue to financially motivate its senior managers to achieve the Company’s goals. We continue to believe that it is in the best interest of the Company and its stockholders for bonuses awarded under the Restated 2000 Incentive Plan to be fully deductible for federal income tax purposes as a business expense. To be eligible for such deductions, we must comply with Section 162(m) of the Code which limits the deductibility of bonuses paid to our chief executive officer and our named executive officers (other than our chief financial officer) unless the payments satisfy the criteria set forth in Section 162(m). The Board of Directors and the Compensation Committee believe that the Restated 2000 Incentive Plan satisfies Section 162(m) of the Code.

For us to be able to fully deduct the awards paid under the Restated 2000 Incentive Plan, we must comply with Section 162(m), which generally requires:

•	bonuses be paid pursuant to an objective “performance-based” formula;

•	the certification of the Compensation Committee that the “performance-based” goals of the formula have been satisfied; and

•	that the material terms of the performance criteria under the Restated 2000 Incentive Plan have been disclosed to and approved by stockholders.

For purposes of Section 162(m), the material terms of the performance criteria include (i) eligible participants, (ii) the maximum amount of compensation payable to employees under the performance criteria or performance goals, and (iii) a description of the business criteria on which the performance criteria or performance goals are based.

The material terms of the Restated 2000 Incentive Plan are discussed below. Stockholder approval of this Proposal Three will be deemed to constitute approval of each of the material terms of the performance criteria under the Restated 2000 Incentive Plan for purposes of the approval requirements of Section 162(m) of the Code.

The following is only a summary of the Restated 2000 Incentive Plan and is qualified in its entirety by the full text of the Restated 2000 Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Description of Proposed Restated 2000 Incentive Plan

Generally

As noted above, Section 162(m) of the Code requires that for compensation paid in excess of $1 million to be deductible, such compensation must qualify as “performance-based.” The Company generally intends for awards under the Restated 2000 Incentive Plan to covered employees to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company reserves the right to pay bonuses outside of the Restated 2000 Incentive Plan.

Eligible Participants

Executive officers of the Company, or any other officer of the Company or any of its affiliates serving as a region or division president or manager or in another senior management position (“Senior Executives”), are eligible to participate in the Restated 2000 Incentive Plan. Membership on the Board of Directors of the Company does not make a Senior Executive ineligible for an award under the Restated 2000 Incentive Plan. Approximately 60 employees are currently eligible to participate in the Restated 2000 Incentive Plan. The Compensation Committee determines which Senior Executives will participate in the Restated 2000 Incentive Plan.

Maximum Amount Payable under the Restated 2000 Incentive Plan

Under the Restated 2000 Incentive Plan, performance periods may be based on one or more months, quarters or years, and the following maximums apply. If an award is payable based on one or more monthly or quarterly performance periods, the maximum Award payable to any one Covered Employee with respect to any such Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such Performance Period (but not below $0) and (ii) $8 million, provided that no Covered Employee may receive both monthly Target Awards and a quarterly Target Award with respect to the same quarter under prong (i) and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. Notwithstanding the prior sentence, if the Performance Period is the month of December, the maximum Award payable to any one Covered Employee shall not exceed the sum of (i) 6% of Adjusted Pre-Tax Income for such Performance Period (but not below $0) and (ii) $8 million, provided that no other award under prong (i) of the prior sentence shall be paid for the quarter (or months therein) that includes December and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. If an Award is payable based on a fiscal year, the maximum Award payable to any one Covered Employee with respect to the fiscal year Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such fiscal year (but not below $0) and (ii) $8 million. Furthermore, if an Award is payable based on a fiscal year, the maximum Award payable to any one Covered Employee with respect to the fiscal year Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such fiscal year (but not below $0) and (ii) $8 million, provided that any amounts paid under prong (i) of the above-referenced monthly or quarterly Performance Period maximums during the same fiscal year shall reduce, dollar for dollar, the maximum amount payable under prong (i) of the maximum annual Performance Period Award, and provided further that the maximum payout for all monthly, quarterly, and annual Performance Periods in a fiscal year under prong (ii) of the above formulas shall not exceed $8 million.

In addition, the maximum amount payable over any performance period under a long-term award (covering two or more fiscal years) pursuant to the Restated 2000 Incentive Plan shall not exceed the sum of 2% of Adjusted Pre-Tax Income for such long-term performance period (but not less than $0) and $8 million. Moreover, the amount payable under any short-term award (covering a monthly, quarterly, or annual performance period) covering the same or an overlapping time period as a long-term award shall reduce, dollar for dollar, the maximum amount payable to any Covered Employee for such long-term performance period, such that the maximum Award a Covered Employee may receive under an overlapping short-term and long-term performance period is the sum of (i) the greater of 2% of Adjusted Pre-Tax Income for such short-term performance period or 2% of Adjusted Pre-Tax Income for such long-term performance period, plus (ii) $8 million.

“Adjusted Pre-Tax Income” under the Restated 2000 Incentive Plan shall mean consolidated income before income taxes, excluding inventory impairments and land option cost write-offs and goodwill impairments, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

Prior to the payment of any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee must certify in writing the attainment of the performance criteria for the performance period.

Awards and Performance Criteria under the Restated 2000 Incentive Plan

The Compensation Committee establishes target award levels and performance criteria for each performance period in which awards are made under the Restated 2000 Incentive Plan. Performance periods for fiscal 2012 and fiscal 2013 were, and are, the semi-annual periods (two fiscal quarters) ending March 31st and September 30th. The Compensation Committee must base the performance criteria for a performance period on any one or more of the following performance criteria, applied to either the Company as a whole or to any business unit, region, division, or subsidiary, either individually, alternatively, or in any combination, and measured either monthly, quarterly, annually, or cumulatively over a period of years, on an absolute basis or relative to (including ranking to) a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee.

The following measures are the performance criteria or goals under the Restated 2000 Incentive Plan:

•    revenues, gross, net or homebuilding;

•    sales, net sales or closings;

•    backlog;

•    cost of sales;

•    gross margin, profit margin or operating margin;

•    selling, general and administrative expense improvement/containment;

•    pre-tax income, adjusted pre-tax income or pre-tax profit;

•    operating income or profit;

•    net income;

•    net profit or economic profit;

•    cancellations improvement;

•    cash flow or operating cash flow;

•    earnings per share;

•    return on investment;

•    return on capital;

•    return on operating assets;

•    asset turnover;

•    return on equity or equity improvement;

•    total or stockholder return;

•    stock price increase;

•    inventory, land or lot improvement or reduction;

•    market capitalization;

•    market share improvement;

•    debt leverage or debt to capital;

•    return on revenue;

•    operating ratio;

•    customer service;

•    economic value added; and

•    dividend or dividend yield

The Restated 2000 Incentive Plan further provides that the Compensation Committee may appropriately adjust any evaluation of performance under a performance measure to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iii) non-cash charges related to impairments, write-offs or asset valuation; (iv) corporate overhead charges; (v) accruals for reorganization and restructuring programs; and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standards Codification 225-20 (or any successor provision), (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year or years, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly, annual, or multi-year fiscal period. The Compensation Committee also may take into account normalization related adjustments to the performance criteria if necessary to provide a relevant and consistent comparison to the performance criteria of the Company’s peer group or other comparison.

In general, awards earned under the Restated 2000 Incentive Plan will be paid in cash; provided, however, that the Compensation Committee, in its sole discretion, may elect to satisfy payment in whole or in part by the delivery of a number of shares of our common stock with a fair market value equal to the dollar amount of the award earned. Any shares delivered in settlement of an award under the Restated 2000 Incentive Plan will be granted under the Company’s 2006 Stock Incentive Plan and will reduce the number of shares available for issuance under the 2006 Stock Incentive Plan in accordance with the terms thereof.

The Company generally pays awards as soon as practicable after a performance period, but in any event no later than the last day of the calendar year following the year in which the award is earned, except to the extent awards are timely deferred by participants under arrangements with the Company. Awards will be prorated for persons ceasing to be Senior Executives (other than by dismissal), and for termination of a Senior Executive due to death, disability, retirement, leave of absence, or resignation, during a performance period.

The Compensation Committee can adjust awards, upward or downward (subject to the maximums discussed above), for participants based on individual performance, change in status, and on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate. The Compensation Committee, however, may not adjust awards intended to qualify as performance-based compensation payable to Section 162(m) covered employees in a manner that would increase the value of the award.

Since bonus awards payable under the Restated 2000 Incentive Plan for the fiscal year ending September 30, 2013 are dependent on the Company’s generation of positive consolidated pre-tax income for the six-months (two quarterly periods) ending March 31, 2013 and for the six-months (two quarterly periods) ending September 30, 2013, the bonus awards are currently not determinable. However, more information regarding the 2013 fiscal year performance goals and awards is described under the heading “2013 Fiscal Year – Annual Incentive Bonus Opportunity” on page 27 of this Proxy Statement.

Change in Control

Within fifteen business days following a change in control of the Company, as defined in the Restated 2000 Incentive Plan, each participant who has been granted an award under the Restated 2000 Incentive Plan for the performance period in which the change in control occurs will be paid a pro rata bonus equal to the award the participant would have earned for that performance period, assuming continued achievement of the performance criteria at the rate achieved as of the latest month-end before the date of the change in control, pro-rated for the number of days worked in the period up to the date of the change in control.

Other Provisions

The Compensation Committee has the full power and discretion to administer and interpret the Restated 2000 Incentive Plan and to establish rules for the administration of the Restated 2000 Incentive Plan. Each of the members of the Compensation Committee must qualify as an outside director under Section 162(m) of the Code. Except with respect to covered employees, the Compensation Committee can delegate all or any of its responsibilities and powers to any one or more of its members, or to any person or committee selected by it.

The Board of Directors or the Compensation Committee, as applicable, may modify or terminate the Restated 2000 Incentive Plan at any time, provided that no modification or termination may, in the absence of written consent of the affected participant, adversely affect the rights of the participant in respect of any target award established prior to the date of the modification or termination.

Nothing contained in the Restated 2000 Incentive Plan prevents the Compensation Committee from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for the Company’s Senior Executives or other employees regardless of stockholder approval of the material terms of performance criteria under our Restated 2000 Incentive Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable. However, for payments under the Restated 2000 Incentive Plan to qualify as performance-based compensation under Section 162(m), any such other or additional compensation arrangements may not be designed to provide Restated 2000 Incentive Plan participants all or part of the compensation they would receive under the Restated 2000 Incentive Plan regardless of whether the performance goal is attained.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Approval of the Performance Criteria under Our 2000 Incentive Bonus Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2012, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2013. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2013 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years ended September 30, 2011 and September 30, 2012.

	Fiscal Year Ended September 30,
Fees	2011	2012
Audit fees	$1,287,000	$1,495,016
Audit-related fees(1)	24,500	45,998
Tax fees	—	30,000
All other fees	—	—

Total(2)	$1,311,500	$1,571,014

(1)	Related primarily to audits of employee benefit plans.

(2)	Of the fees listed above, approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2013, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2013, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during our fiscal year 2013, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice. The Audit Committee has not yet pre-approved any fee limits or specific Tax Services for fiscal 2013.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2012. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended or supplemented, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2012, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2012 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2013.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Bradley S. Anderson

Michael R. Buchanan

Bob G. Scott

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2013. During fiscal 2012, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 54. A representative of PricewaterhouseCoopers LLP is expected to attend the 2013 Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm. If PricewaterhouseCoopers LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the

Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

for our Fiscal Year Ending September 30, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that all required Form 5 reports have been timely filed and no other Form 5 reports were required for those persons. The Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2012 on a timely basis, other than one Form 4 reporting one transaction was filed one day late by Mr. Tomnitz.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2014 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to D.R. Horton not later than August 22, 2013.

In addition, apart from the Rule 14a-8 process as described below, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2014 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Counsel of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2014 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on October 26, 2013 and not earlier than the close of business on September 26, 2013. In the event that the date of the 2014 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2013 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. The Bylaws provide that the foregoing notice requirements do not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at the 2014 Annual Meeting pursuant to and in compliance with Rule 14a-8, or any other rule promulgated under Section 14 of the Exchange Act and such proposal is included in the Company’s proxy statement for such annual meeting.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investors and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2013 Annual Meeting. If any other matter is properly brought before the 2013 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2013 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas

December 20, 2012

APPENDIX A

D.R. HORTON, INC.

AMENDED AND RESTATED

2000 INCENTIVE BONUS PLAN

(as of December 12, 2012)

1. PURPOSE. The purpose of the D.R. Horton, Inc. Amended and Restated 2000 Incentive Bonus Plan (the “Plan”) is to provide senior management employees of D.R. Horton, Inc., a Delaware corporation (the “Company”), and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Adjusted Pre-Tax Income” shall mean income before income taxes, excluding inventory impairments and land option cost write-offs and goodwill impairments, as publicly reported by the Company in its financial statements in accordance with generally accepted accounting principles.

(b) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(c) “Award” shall mean a right to a payment under the terms of the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events:

(i) a merger, consolidation or reorganization of the Company into or with another corporation or other legal person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such merger, consolidation or reorganization;

(ii) the Company sells all or substantially all of its assets to another corporation or other Person, or there is a complete liquidation or dissolution of the Company;

(iii) a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the period was approved by at least a majority of the directors then still in office who were directors at the beginning of such period (but in no event by fewer than three such directors);

(iv) any Person (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals) acquires “beneficial ownership” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the outstanding voting securities of the Company; or

(v) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more Outside Directors.

(h) “Covered Employee” shall mean a Participant who is a “covered employee” within the meaning of Code Section 162(m) and the Treasury regulations promulgated thereunder with respect to any Performance Period.

(i) “Outside Directors” shall mean “outside directors” within the meaning of Code Section 162(m) and the Treasury regulations promulgated thereunder.

(j) “Participant” shall mean any Senior Executive who is selected by the Committee (or in the case of Senior Executives who are not Covered Employees, any Person or committee empowered by the Committee to make such selection) to participate in the Plan for a Performance Period.

(k) “Performance-Based Compensation” shall mean amounts satisfying the applicable requirements imposed by Code Section 162(m) and the Treasury regulations promulgated thereunder with respect to that term.

(l) “Performance Period” shall mean one or more months, quarters or one or more fiscal years of the Company, including multiple year periods, or any other period selected by the Committee, as to which an Award may be earned.

(m) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(n) “Senior Executive” shall mean any executive officer of the Company or any other officer of the Company or any of its Affiliates serving as a region or division president or manager or in another senior management position.

(o) “Share” shall mean a share of the Company’s common stock, par value $0.01.

(p) “Stock Incentive Plan” shall mean the Company’s 2006 Stock Incentive Plan, as amended from time to time.

(q) “Target Award” shall mean one or more Award levels for a Performance Period that will be paid in accordance herewith if certain performance criteria are achieved in such Performance Period.

3. AWARDS.

(a) The Committee may determine and designate Senior Executives who shall be Participants for any Performance Period. With respect to each such designated Participant, if any, the Committee shall establish: (i) a Target Award for the Performance Period; (ii) the performance criteria for the Performance Period with respect to the Target Award; and (iii) whether the Award is intended to satisfy the requirements for Performance-Based Compensation. For any Performance Period, determinations required for Awards intended to qualify as Performance-Based Compensation shall be made within the time necessary to comply with such requirements. Designation as a Participant for any Performance Period shall not entitle any Senior Executive to the right to be designated as a Participant for any other Performance Period.

(b) The performance criteria to be established with respect to any Target Awards shall be based upon any one or more of the following measures, applied to either the Company as a whole or to any business unit, region, division, or subsidiary, either individually, alternatively, or in any combination (including any ratio or percentage), and measured either monthly, quarterly, annually, or cumulatively over a period of years, on an absolute basis or relative to (including ranking to) a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) equity improvement, (vi) stockholder return or total stockholder return, (vii) return on capital (including, without limitation, return on total capital or return on invested capital), (viii) return on investment, (ix) return on assets or net assets, (x) market capitalization, (xi) economic value added, (xii) debt leverage (debt to capital) or access to capital, (xiii) gross or net revenue, (xiv) sales, net sales or closings, (xv) backlog, (xvi) inventory, land or lot improvement or reduction, (xvii) asset turnover, (xviii) income, pre-tax income, adjusted pre-tax income or net income, (xix) operating income or pre-tax profit, (xx) operating profit, operating profit before non-cash charges and asset valuation, net operating profit or economic profit, (xxi) gross margin, gross profit, operating margin or profit margin, (xxii) return on operating revenue or return on operating assets, ( xxiii) cost of sales, (xxiv) cash from operations, (xxv) operating ratio, (xxvi) operating revenue or return on revenue, (xxvii) market share improvement, (xxviii) sales cancellations, (xxix) dividend or dividend yield, (xxx) general, selling and administrative expenses improvement or containment, or (xxxi) customer service. Such goals may be particular to a line of business, region, division, or other unit or may be based on the Company generally or any Affiliate.

To the extent consistent with Code Section 162(m) (or, alternatively, to the extent that Code Section 162(m) is not intended to apply to a particular Award), the Committee may appropriately adjust any evaluation of performance under the above performance criteria to exclude any of the following events that occur during a Performance Period: (i) litigation, claims, judgments or settlements; (ii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iii) non-cash charges related to impairments, write-offs or asset valuation; (iv) corporate overhead charges, (v) accruals for reorganization and restructuring programs; (vi) adjustments related to deferred tax assets; and (vii) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standards Codification 225-20 (or any successor provision), (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year or years, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly, annual, or multi-year fiscal period. The Committee also may take into account normalization related adjustments to the performance criteria if necessary to provide a relevant and consistent comparison to the performance criteria of the Company’s peer group or other comparison group or metric.

(c) Notwithstanding the establishment of any Target Award and related performance criteria pursuant to Section 3(a), but subject to Section 6, in the sole discretion of the Committee, the Award payable to a Participant in respect of such Target Award may be adjusted, at any time prior to payment of the related Award, either to increase or decrease the value of such Award, as follows:

(i) the Committee may adjust an Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate;

(ii) the Committee may make such adjustments as it deems appropriate in the case of any Participant whose position with the Company has changed during the applicable Performance Period; and

(iii) the Committee shall have the discretion to adjust performance criteria and the methodology used to measure the determination of the degree of attainment of such criteria;

provided, that to the extent required to qualify as Performance-Based Compensation, any Award designated as Performance-Based Compensation may not be adjusted under this Section 3(c) or otherwise in a manner that increases the value of such Award. Subject to Section 6, the Committee shall retain the discretion to adjust such Awards in a manner that does not increase the value of such Awards, at any time prior to the payment thereof.

(d) To the extent that a Target Award is intended to be Performance-Based Compensation, prior to any payment thereof, the Committee shall certify the extent to which the performance criteria have been satisfied and the amount payable as a result thereof.

(e) In general, Awards earned under the Plan shall be payable in cash; provided, however, that the Committee, in its sole discretion, may elect to satisfy payment of any Award earned under the Plan in whole or in part by the delivery of a number of Shares or Share Units with a fair market value equal to the dollar value of the Award so earned. Any Shares or Share Units delivered in settlement of an Award under the Plan shall be granted as fully vested Restricted Stock or Restricted Stock Units pursuant to Section 8 of the Stock Incentive Plan, shall not be subject to the minimum vesting period set forth in Section 8(c) of the Stock Incentive Plan as permitted by the terms thereof regarding the payment of earned compensation, shall be subject to all other applicable terms and conditions of the Stock Incentive Plan, and shall reduce the number of Shares available for issuance under the Stock Incentive Plan in accordance with Section 5 thereof.

(f) Subject to the above, Awards shall be paid as soon as practicable after the Performance Period, and if possible by the 15th day of the 3rd month following the end of the year in which the Participant becomes entitled to such Award payment, but in any event no later than the last day of the calendar year following the year in which the Target Award is earned, except to the extent that a Participant has made a timely election to defer the receipt of such Award pursuant to a deferral arrangement with the Company or any of its Affiliates. Any deferral election shall comply with the requirements of Code Section 409A so as to avoid the imposition of any taxes or penalties thereunder. For Awards that do not constitute Performance-Based Compensation, the Compensation Committee may establish rules and procedures for advance payment of all or a portion of such Awards, or such other payment arrangements as it deems desirable or appropriate.

4. AWARD LIMITATIONS TO COVERED EMPLOYEES. Notwithstanding any other provision of the Plan to the contrary, if an award is payable based on one or more monthly or quarterly periods, the maximum Award payable to any one Covered Employee with respect to any such Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such Performance Period (but not below $0) and (ii) $8 million, provided that no Covered Employee may receive both monthly Target Awards and a quarterly Target Award with respect to the same quarter under prong (i) and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. Notwithstanding the prior sentence, if the Performance Period is the month of December, the maximum Award payable to any one Covered Employee shall not exceed the sum of (i) 6% of Adjusted Pre-Tax Income for such Performance Period (but not below $0) and (ii) $8 million, provided that no other award under prong (i) of the prior sentence shall be paid for the quarter (or months therein) that includes December and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. If an Award is payable based on a fiscal year, the maximum Award payable to any one Covered Employee with respect to the fiscal year Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such fiscal year (but not below $0) and (ii) $8 million, provided that any amounts paid under prong (i) of the above-referenced monthly or quarterly Performance Period maximums during the same fiscal year shall reduce, dollar for dollar, the maximum amount payable under prong (i) of the maximum annual Performance Period Award, and provided further that the maximum payout for all monthly, quarterly, and annual Performance Periods in a fiscal year under prong (ii) of the above formulas shall not exceed $8 million.

If a Covered Employee is entitled to both a short-term (monthly, quarterly or annual) and a long-term (covering two or more fiscal years) Target Award covering the same or an overlapping time period hereunder, then (a) the maximum long-term Award shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such long-term Performance Period (but not below $0) and (ii) $8 million, and (b) the amount paid under the short-term Award shall reduce, dollar for dollar, the maximum payable under the long-term Award, such that the total amount that a Covered Employee may receive for the combined short-term and long-term Awards covering the same or an overlapping time period shall not exceed the sum of (i) the greater of 2% of Adjusted Pre-Tax Income for such short-term Performance Period (but not below $0) and 2% of Adjusted Pre-Tax Income for such long-term Performance Period (but not below $0), and (ii) $8 million.

Prior to the payment with respect to any Award intended to satisfy the requirements for Performance-Based Compensation, the Committee shall certify in writing the attainment of the performance criteria and any other material terms. Unless an Award Agreement expressly provides otherwise, Awards and payouts hereunder shall not affect any awards or payouts under other compensation or benefit plans, and participants may receive awards under more than one plan for a performance period.

5. ELIGIBILITY; PRORATIONS.

(a) Persons employed by the Company or any of its Affiliates as Senior Executives in a Performance Period prior to the establishment by the Committee of the Target Award for such Performance Period are eligible to be Participants under the Plan for such Performance Period (subject to (b) below, whether or not so employed or living at the date an Award is paid). A Senior Executive is not rendered ineligible to be a Participant by reason of being a member of the Board.

(b) The Award applicable to a Participant under the Plan for a Performance Period shall be prorated over the Performance Period or the Participant shall be ineligible for an Award, as the case may be, in the following events:

(i) ceasing to be a Senior Executive, otherwise than by dismissal, during the Performance Period, including ceasing to be such due to death, retirement, resignation, or leave of absence	–	payment is based upon actual performance; prorated as of the date of ceasing to be a Senior Executive, to the nearest half month

(ii) disability for more than three months in a Performance Period	–	payment is based upon actual performance; prorated as of the last day of the third month of disability

(iii) disability for three months or less in a Performance Period	–	payment is based upon actual performance; with no reduction in applicable Award

(iv) dismissal, with or without cause, during or after a Performance Period by the Company or any Affiliate	–	no Award

If a Change in Control occurs during any Performance Period, the foregoing provisions of this Section 5(b) shall not apply to any such event occurring on or after the Change in Control.

6. CHANGE IN CONTROL. Within fifteen (15) business days following a Change in Control, each Participant under the Plan during the Performance Period in which the Change in Control occurs who is in the employ of the Company at the time of the Change in Control shall be paid an amount equal to (i) the Award the Participant would have earned for such Performance Period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Period which have elapsed as of the Change in Control, and the denominator of which is the number of days in the Performance Period. The Committee, or a successor compensation committee of the surviving corporation that meets the requirements of Code Section 162(m) and the treasury regulations promulgated thereunder, shall make the certification described in Section 4 prior to any payment pursuant to this Section 6. Amounts payable pursuant to this Section 6 shall not be subject to downward adjustment by the Committee, notwithstanding the provisions of Section 3(c).

7. OTHER CONDITIONS.

(a) No Person shall have any right to be selected as a Participant for any Performance Period or, except as provided in Section 10, to receive an Award under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

(b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.

(c) The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(d) No segregation of any moneys or the creation of any trust or the making of any special deposit shall be required in connection with any Awards made or to be made under the Plan.

(e) This Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investments, stock purchase, stock option, profit-sharing, pension, retirement, insurance, bonus or other incentive plan.

8. DESIGNATION OF BENEFICIARIES. A Participant may designate one or more beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant’s death. In case of the Participant’s death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiaries at the time such Award would have been paid to Participant, if Participant were still alive. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate at the time such Award would have been paid to Participant, if Participant were still alive. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its employing Affiliate shall have no further liability to anyone with respect to such amount.

9. PLAN ADMINISTRATION.

(a) The Committee shall have full power and discretion to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the Committee shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates, and of counsel, public accountants and other professional or expert Persons.

(b) Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or committee selected by it; provided, however, that the Committee may not allocate or delegate any portion of its responsibilities in connection with or relating to Covered Employees or Performance-Based Compensation. Any such allocation or delegation may be revoked by the Committee at any time.

(c) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

10. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine; provided that no modification a `or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary in respect of any Target Award established prior to the date such amendment is adopted by the Board.

11. SHAREHOLDER APPROVAL. No Target Award may be paid hereunder to any Covered Employee until the material terms of the Plan are disclosed to and approved by the shareholders of the Company. Such approval must be in a separate vote by the holders of a majority of the shares of the Company present, or represented by proxy, and entitled to vote, at a duly constituted meeting of the Company’s stockholders in accordance with the laws of the State of Delaware.

301 Commerce Street

Suite 500

Fort Worth, Texas 76102

(817) 390-8200

www.drhorton.com

AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M51261-P31355 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D.R. HORTON, INC. Vote on Directors The Board of Directors recommends a vote FOR each Nominee for Director. 1. Proposal One: Election of directors. Nominees: 1a. Donald R. Horton 1b. Bradley S. Anderson 1c. Michael R. Buchanan 1d. Michael W. Hewatt 1e. Bob G. Scott 1f. Donald J. Tomnitz For Against Abstain Vote on Other Proposals The Board of Directors recommends a vote FOR Proposal Two, Proposal Three and Proposal Four as proposed below. 2. Proposal Two: Advisory vote on executive compensation. 3. Proposal Three: Approve the performance criteria under our 2000 Incentive Bonus Plan for Section 162(m) purposes. 4. Proposal Four: Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. For Against Abstain PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Note: Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Telephone/Internet insert (Company supplied) and Annual Report on Form 10-K are available at www.proxyvote.com. M51262-P31355 D.R. HORTON, INC. 2013 PROXY PROXY D.R. HORTON, INC. D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby nominates, constitutes and appoints Donald R. Horton and Donald J. Tomnitz, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on November 30, 2012, at the 2013 Annual Meeting of Stockholders to be held on January 24, 2013, or any adjournment thereof. The Board of Directors recommends a vote FOR Proposals One, Two, Three and Four. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. In addition, if any other matter should be properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice. PLEASE SIGN AND DATE ON THE REVERSE SIDE.